EXHIBIT 99.1

This description of Hydro-Québec is dated as of March 23, 2018 and appears as Exhibit 99.1 to Hydro-Québec’s annual report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended December 31, 2017.

This document may be delivered to you at any time but you should assume that the information herein is accurate only as of March 23, 2018. Hydro-Québec’s business, financial condition, results of operations and prospects may have changed since that date.

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities of Hydro-Québec, unless it is included in a registration statement filed under the Securities Act of 1933, as amended.

WHERE YOU CAN FIND MORE INFORMATION

This document appears as an exhibit to Hydro-Québec’s annual report filed with the U.S. Securities and Exchange Commission (the “SEC”) on Form 18-K for the fiscal year ended December 31, 2017. Additional information with respect to Hydro-Québec is available in the annual report or in other exhibits or amendments to the annual report.

You may read and copy any document we file with the SEC at the SEC’s public reference room in Washington, DC. Please call the SEC’s toll free number at 1-800-SEC-0330 for further information on the public reference room. These filings are also available from the Electronic Data Gathering, Analysis, and Retrieval system, which is commonly known by the acronym EDGAR, through the SEC’s website at http://www.sec.gov.

You may request a copy of these filings at no cost by calling Hydro-Québec at (514) 289-2518. This document is also available on our website at www.hydroquebec.com; however, any other information available on our website shall not be deemed to form a part of this document or the annual report to which it appears as an exhibit.

FORWARD-LOOKING STATEMENTS

Various statements made throughout this document are forward looking and contain information about financial results, economic conditions and trends, including, without limitation, the statements under the captions Corporate Outlook and Management’s Discussion and Analysis. The words “estimate,” “believe,” “expect,” “forecast,” “anticipate,” “intend” and “plan” and similar expressions identify forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance. Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. Such factors may include, among others, business risks, such as variations in runoff that affect hydroelectric plant performance, and general levels of economic activity which affect demand for electricity, and risks related to economic parameters, such as changes in interest and exchange rates. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this document. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOREIGN EXCHANGE

Canada maintains a floating exchange rate for the Canadian dollar in order to permit the rate to be determined by fundamental forces without intervention except as required to maintain orderly conditions. Annual average spot exchange rates for major foreign currencies in which the debt of Hydro-Québec is denominated, expressed in Canadian dollars, are shown below.

Foreign Currency	2013	2014	2015	2016	2017	2018[a]
United States Dollar	$1.0299	$1.1045	$1.2788	$1.3256	$1.2984	$1.2506

a)	Monthly average through the end of February 2018.

Source: Bank of Canada (through April 21, 2017), Bloomberg L.P.

In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars.

MAP OF HYDRO-QUÉBEC’S MAJOR FACILITIES

Generating station rated 245 MW or more
Hydro
Thermal
Other facilities
Generating station under construction
735-kV substation
735-kV substation under construction
735-kV line
735-kV line under construction
450-kV direct-current line
Interconnection
Neighboring system (simplified)
Baie d'Hudson
(Hudson Bay)
Baie James
(James Bay)
QUÉBEC
La Grande-1
La Grande-2-A
Robert-Bourassa
La Grande-3
La Grande-4
Laforge-1
Laforge-2
Brisay
Eastmain-1
Eastmain-1-A
1927 Privy Council border
(not final)
Romaine-4
Romaine-3
Romaine-2
Romaine-1
Sainte-Marguerite-3
Manic-5-PA
Manic-5
Toulnustouc
René-Lévesque
Outardes-4
Outardes-3
Jean-Lesage
Outardes-2
Bersimis-1
Bersimis-2
Péribonka
Île d'Anticosti
Fleuve Saint-Laurent
(St. Lawrence River)
Trenche
Beaumont
La Tuque
Québec
Bécancour
Carillon
Montréal
Beauharnois
ONTARIO
Toronto
Lake Ontario
UNITED STATES
VERMONT
NEW HAMPSHIRE
MAINE
NEW BRUNSWICK
PRINCE EDWARD ISLAND
Îles de la Madeleine
NOVA SCOTIA
NEW YORK
MASSACHUSETTS
Boston
CONNECTICUT
R.I.
PENNSYLVANIA
NEW JERSEY
New York
Atlantic Ocean
0 75 150 km
Lambert, NAD83
U.S.A.
Canada
Québec
United States
Mexico
80°
75°
70°
65°
55°
50°
45°
40°

FIVE-YEAR REVIEW

CONSOLIDATED AND SELECTED FINANCIAL INFORMATION
	Years ended December 31
	2013		2014	2015	2016	2017
	(in millions of dollars)
OPERATIONS

Revenue	$12,878		$13,652	$13,754	$13,339	$13,468

Expenditure
Operations	2,460		2,400	2,559	2,671	2,664
Other components of employee future benefit cost	–		(34)	(32)	(233)	(322)
Electricity and fuel purchases	1,568		1,968	1,938	1,866	2,005
Depreciation and amortization	2,483		2,593	2,713	2,597	2,686
Taxes	1,000		975	980	1,045	1,076
	7,511		7,902	8,158	7,946	8,109

Income before financial expenses	5,367		5,750	5,596	5,393	5,359

Financial expenses	2,429		2,425	2,449	2,532	2,513

Income from continuing operations	2,938		3,325	3,147	2,861	2,846

Income from discontinued operations	4		–	–	–	–
Net income	$2,942		$3,325	$3,147	$2,861	$2,846

DIVIDEND	$2,207		$2,535	$2,360	$2,146	$2,135
BALANCE SHEET SUMMARY
Total assets	$73,110		$73,108	$75,199	$75,167	$75,730
Long-term debt, including current portion and perpetual debt	$44,477		$44,752	$45,983	$45,909	$45,259
Equity	$19,394		$17,961	$19,475	$19,704	$19,755
INVESTMENTS FOR CONTINUING OPERATIONS AFFECTING CASH
Property, plant and equipment and intangible assets	$4,335	[a]	$3,815	$3,440	$3,460	$3,754
FINANCIAL RATIOS
Return on equity[b]	15.0%		16.6%	15.3%	13.4%	12.9%
Capitalization[c]	30.5%		28.9%	30.1%	30.5%	30.7%
Profit margin[d]	22.8%		24.4%	22.9%	21.4%	21.1%
Interest coverage[e]	2.09		2.23	2.20	2.16	2.13
Self-financing[f]	68.3%		56.4%	82.8%	58.8%	66.6%

a)	Including the Energy Efficiency Plan.
b)	Net income divided by average equity for the year less average accumulated other comprehensive income for the year. The Return on equity ratio presented herein differs from the Return on equity from continuing operations ratio presented on Form 18-K for the fiscal year ended December 31, 2016, which took into account the average accumulated income (loss) from discontinued operations for the current year and prior years.
c)	Equity divided by the sum of equity, long-term debt, current portion of long-term debt, perpetual debt, borrowings and derivative instrument liabilities, less derivative instrument assets and sinking fund.
d)	Net income divided by revenue.
e)	Sum of income before financial expenses and net investment income divided by interest on debt securities.
f)	Cash flows from operating activities less dividend paid, divided by the sum of cash flows from investing activities, excluding net change in short-term investments and sinking fund, and repayment of long-term debt.

Note:	The data for 2014 and thereafter are presented according to U.S. generally accepted accounting principles (“U.S. GAAP”), while the data for 2013 are presented according to Canadian generally accepted accounting principles (“Canadian GAAP”), as published in the annual report on Form 18-K for the fiscal year ended December 31, 2014. As two different financial reporting frameworks are used in the above table, the financial information may not be directly comparable.

FIVE-YEAR REVIEW (CONTINUED)

OPERATING STATISTICS

	Years ended December 31

	2013	2014	2015	2016	2017

	(in GWh)
Electricity sales
In Québec, by segment
Residential	65,983	68,074	66,558	65,065	66,111
Commercial, institutional and small industrial	44,620	45,189	45,335	45,483	45,816
Large industrial	56,855	55,738	54,200	53,635	53,699
Other	5,818	5,222	5,170	5,062	5,077

	173,276	174,223	171,263	169,245	170,703

Outside Québec
Canada/U.S.	32,208	26,624	29,864	32,744	34,935

Total electricity sales	205,484	200,847	201,127	201,989	205,638

	(in millions of dollars)
Revenue from electricity sales
In Québec, by segment
Residential	$4,825	$5,162	$5,222	$5,155	$5,285
Commercial, institutional and small industrial	3,504	3,657	3,774	3,842	3,873
Large industrial	2,439	2,389	2,350	2,265	2,288
Other	317	308	316	311	317

	11,085	11,516	11,662	11,573	11,763

Outside Québec
Canada/U.S.	1,525	1,629	1,700	1,626	1,651

Total revenue from electricity sales	$12,610	$13,145	$13,362	$13,199	$13,414

	(as at December 31)
Number of customer accounts
In Québec, by segment
Residential	3,821,012	3,857,782	3,890,956	3,924,992	3,958,300
Commercial, institutional and small industrial	316,585	317,671	319,294	314,816	316,430
Large industrial	186	183	181	183	184
Other	4,207	4,214	4,290	4,550	4,582

Total customer accounts	4,141,990	4,179,850	4,214,721	4,244,541	4,279,496

Note:	The data for 2014 and thereafter are presented according to U.S. GAAP, while the data for 2013 are presented according to Canadian GAAP, as published in the annual report on Form 18-K for the fiscal year ended December 31, 2014. As two different financial reporting frameworks are used in the above table, the financial information may not be directly comparable.

FIVE-YEAR REVIEW (CONTINUED)

OPERATING STATISTICS (CONTINUED)
	Years ended December 31
	2013	2014	2015	2016	2017
	(in MW)
Installed capacity
Hydroelectric	35,364	36,100	36,370	36,366	36,767
Thermal	704	543	542	542	542
Total installed capacity	36,068	36,643	36,912	36,908	37,309	[a]
	(in GWh)
Total energy requirements[b]	226,576	222,045	222,172	223,143	226,824
	(in MW)
Peak power demand in Québec[c]	39,031	38,743	37,349	36,797	38,204
	(in km *)
Lines (overhead and underground)
Transmission	33,885	34,187	34,272	34,292	34,479	[d]
Distribution	218,486	219,793	220,920	221,843	224,033
Total lines (overhead and underground)	252,371	253,980	255,192	256,135	258,512
a)	In addition to the generating capacity of our own facilities, we have access to almost all the output from Churchill Falls generating station (5,428 MW) under a contract with Churchill Falls (Labrador) Corporation Limited that will remain in effect until 2041. We also purchase all the output from 39 wind farms (3,508 MW) and 7 small hydropower plants (107 MW) and almost all the output from 8 biomass and 4 biogas cogeneration plants (272 MW) operated by independent power producers. Moreover, 988 MW are available under long-term contracts with other suppliers.
b)	Total energy requirements include kilowatthours delivered within Québec and to neighboring systems.
c)	The values indicated correspond to the needs for the winter beginning in December, including interruptible power. The peak for a given period is based on measurements at fixed intervals. The 2017–2018 winter peak was 38,204 MW and occurred on December 28, 2017, at 5:00 p.m. However, the system load momentarily reached 38,420 MW at 4:58 p.m.
d)	34,207 km of lines operated by Hydro-Québec TransÉnergie and 272 km by Hydro-Québec Distribution.

*	1 km = 0.62 miles

OTHER INFORMATION
	2013	2014	2015	2016	2017

Rate increase as at April 1	2.4%	4.3%[a]	2.9%[a]	0.7%[a]	0.7%[a]

	As at December 31
Total number of employees[b]
Permanent	17,861	17,793	17,475	17,282	17,338
Temporary	2,382	2,250	2,319	2,270	2,448
	20,243	20,043	19,794	19,552	19,786
Representation of target groups
Women	30.0%	29.4%	29.0%	28.7%	28.9%
Other[c]	6.6%	6.8%	7.4%	7.7%	8.1%

a)	Excluding Rate L (“Rate L”). Rate L applies to an annual contract whose minimum billing demand is 5,000 kW or more and which is principally related to an industrial activity.
b)	Excluding employees of subsidiaries and joint ventures.
c)	Self-reported members (men and women) of the following groups: Indigenous peoples, ethnic minorities, visible minorities and people with disabilities.

UNITS OF MEASURE
V: volt (a unit for measuring voltage)
kV: kilovolt (one thousand volts)

W:	watt (a unit for measuring power)	Wh:	watthour (a unit for measuring electric energy)
kW:	kilowatt (one thousand watts)	kWh:	kilowatthour (one thousand watthours)
MW:	megawatt (one million watts)	MWh:	megawatthour (one million watthours)
GW:	gigawatt (one billion watts)	GWh:	gigawatthour (one billion watthours)
		TWh:	terawatthour (one trillion watthours)

HYDRO-QUÉBEC

GENERAL

We operate one of the major systems in Canada for the generation, transmission and distribution of electric power. We supply virtually all electric power distributed in Québec, the largest province in Canada in land area and the second largest in population.

Hydro-Québec was created in 1944 by the Hydro-Québec Act of the Parliament of Québec and is an agent of Québec. All capital stock of Hydro-Québec is held by the Minister of Finance on behalf of the Government of Québec (the “Government”).

Our head office is located at 75 René-Lévesque Boulevard West, Montréal, Québec, Canada.

We carry on our activities in the four reportable business segments defined below. The other business segments and activities are grouped together under Corporate and Other Activities for reporting purposes.

●	Generation: Hydro-Québec Production operates and develops our generating facilities in Québec. Hydro-Québec Production provides Hydro-Québec Distribution with a base volume of up to 165 TWh of heritage pool electricity annually (“Heritage Pool Electricity”). Beginning in 2014, the Heritage Pool Electricity is subject to a yearly indexation (see “Regulatory Framework – Energy Board Act”). The authorized average price was 2.88¢/kWh for 2016 and 2.90¢/kWh for 2017. In addition, Hydro-Québec Production can participate in Hydro-Québec Distribution’s calls for tenders in a context of free market competition. It also sells electricity in markets outside Québec and engages in energy-related arbitrage transactions;

●	Transmission: Hydro-Québec TransÉnergie operates and develops our power transmission system. It markets system capacity and manages power flows throughout Québec;

●	Distribution: Hydro-Québec Distribution operates and develops our distribution system and supplies electricity to the Québec market. It also carries out activities related to electricity sales in Québec as well as customer services and promotes energy efficiency;

●	Construction: Hydro-Québec Innovation, équipement et services partagés and our wholly-owned subsidiary, Société d’énergie de la Baie James (“SEBJ”), design, build and refurbish generating and transmission facilities, mainly for Hydro-Québec Production and Hydro-Québec TransÉnergie. Hydro-Québec Innovation, équipement et services partagés is responsible for projects throughout Québec, except in the territory governed by the James Bay and Northern Québec Agreement (the “JBNQA”). SEBJ builds generating facilities in the territory governed by the JBNQA (north of the 49th parallel) and may also carry out projects elsewhere in Québec or outside the province; and

●	Corporate and Other Activities: The corporate units support our divisions in the achievement of their business objectives. As at December 31, 2017, Corporate and Other Activities included corporate activities, as well as the Vice-présidence – Technologies de l’information et des communications (Information and Communication Technologies Vice Presidency), Vice-présidence – Développement des affaires (Business Development Vice Presidency), Direction principale – Centre de services partagés (Shared Services Center Unit), Direction principale – Approvisionnement stratégique (Strategic Procurement Unit), Direction principale – Institut de recherche d’Hydro-Québec (Hydro-Québec Research Institute Unit), and Centre d’excellence en électrification des transports et en stockage d’énergie (Center of Excellence in Transportation Electrification and Energy Storage).

The mandate of the Vice-présidence – Développement des affaires is to prospect for business opportunities and act on them so that we can not only increase our operating revenue and income from markets outside Québec, but also play a leading role in the global energy transition to a cleaner energy future, in accordance with the strategies laid out in the Strategic Plan 2016–2020. This unit pursues potential international investments in the form of acquisitions, stakes or long-term partnerships that will leverage our expertise in hydroelectric generation and power transmission. In addition, it is involved in developing the company’s export markets by highlighting the benefits of Québec hydropower and orchestrating the marketing of our technological innovations. It also supports our initiatives in transportation electrification while piloting the expansion of the Electric Circuit (public charging network for electric vehicles) in Québec and neighboring markets.

The Direction principale – Institut de recherche d’Hydro-Québec, which is part of Hydro-Québec Innovation, équipement et services partagés, develops and adapts leading-edge technology solutions according to the company’s business requirements and objectives. It provides technical assistance to the divisions and carries out innovation projects to support their operations and ensure our long-term development. The Direction principale – Centre de services partagés, the Direction principale – Approvisionnement stratégique and the Centre d’excellence en électrification des transports et en stockage d’énergie are also part of Hydro-Québec Innovation, équipement et services partagés. The Direction principale – Centre de services partagés offers services pertaining to real estate management and materials management, as well as transportation and other specialized services. The Direction principale – Approvisionnement stratégique provides procurement guidelines, products and services to the entire company. The Centre d’excellence en électrification des transports et en stockage d’énergie was established in 2017 to conduct research and development on battery materials.

Corporate activities consist of the Groupe – Direction financière et contrôle (Financial Management and Control Group), the Vice-présidence – Affaires corporatives et secrétariat général (Corporate Affairs and General Secretariat Vice Presidency), the Vice-présidence – Affaires juridiques (Legal Affairs Vice Presidency), the Vice-présidence – Communications et affaires gouvernementales (Communications and Governmental Affairs Vice Presidency), the Vice-présidence – Financement, trésorerie et caisse de retraite (Financing, Treasury and Pension Fund Vice Presidency), the Vice-présidence – Ressources humaines (Human Resources Vice Presidency) and the Vice-présidence – Transformation, santé et sécurité (Transformation, Health and Safety Vice Presidency).

GENERATION

Hydro-Québec Production generates power to supply the Québec market and sells power on wholesale markets.

The following subsidiaries, affiliates and interests are also part of this segment:

●	Churchill Falls (Labrador) Corporation Limited (“CF(L)Co”) (34.2% interest; hydroelectric generation activities);

●	HQ Manicouagan inc. (wholly-owned; holds a 60% interest in Manicouagan Power Limited Partnership, which owns and operates a generating station (McCormick) located on the Rivière Manicouagan);

●	Marketing d’énergie HQ inc. (HQ Energy Marketing Inc.) (“HQEM”) (wholly-owned; conducts energy transactions in other Canadian provinces and holds shares in energy trading companies in Canada and the United States);

●	H.Q. Energy Services (U.S.) Inc. (“HQUS”) (wholly-owned subsidiary of HQEM; power marketer in the United States); and

●	Hydro Renewable Energy Inc. (“HRE”) (wholly-owned subsidiary of HQEM; participates in the development of new projects in the United States).

GENERATION OPERATIONS

Facilities

In Québec, our electric generation system comprises 87 generating stations currently in service, of which 63 are hydroelectric and 24 are thermal; with a total installed capacity of 37,309 MW as of December 31, 2017.

The following table lists the generating stations in service as of such date.

GENERATING STATIONS IN SERVICE IN QUÉBEC

Name of Facility	Years Commissioned[a]	Capacity
		(MW)
Hydroelectric[b]
Robert-Bourassa	1979-1981	5,616
La Grande-4	1984-1986	2,779
La Grande-3	1982-1984	2,417
La Grande-2-A	1991-1992	2,106
Beauharnois	1932-1961	1,900
Manic-5	1970-1971	1,596
La Grande-1	1994-1995	1,436
René-Lévesque (Manic-3)	1975-1976	1,326
Jean-Lesage (Manic-2)	1965-1967	1,229
Bersimis-1	1956-1959	1,178
Manic-5-PA	1989-1990	1,064
Outardes-3	1969	1,026
Sainte-Marguerite-3	2003-2004	882
Laforge-1	1993-1994	878
Bersimis-2	1959-1960	845
Outardes-4	1969	785
Eastmain-1-A	2011-2012	768
Carillon	1962-1964	753
Romaine-2	2014	640
Toulnustouc	2005	526
Outardes-2	1978	523
Eastmain-1	2006	480
Brisay	1993	469
Romaine-3	2017	395
Péribonka	2007-2008	385
Laforge-2	1996	319
Trenche	1950-1955	302
La Tuque	1940-1955	294
Romaine-1	2015	270
Beaumont	1958-1959	270
McCormick	1951-1965	235
Rocher-de-Grand-Mère	2004	230
Paugan	1928-1956	226
Rapide-Blanc	1934-1955	204
Shawinigan-2	1911-1929	200
Shawinigan-3	1948-1949	194
Manic-1	1966-1967	184
Rapides-des-Îles	1966-1973	176
Chelsea	1927-1939	152
Sarcelle	2013	150
La Gabelle	1924-1931	131
Première-Chute	1968-1975	131
Les Cèdres	1914-1924	113
Rapides-des-Quinze	1923-1955	109
Rapides-Farmer	1927-1947	104
Other (18 generating stations rated less than 100 MW)	1915-2009	771
Total		36,767
Thermal
Bécancour (gas turbine)	1992-1993	411
Other (23 diesel plants on off-grid systems)[c]	1967-2015	131
Total		542

a)	Indicates years when facilities began commercial operation.
b)	62 facilities are operated by Hydro-Québec Production and one facility is operated by Hydro-Québec Distribution.
c)	Operated by Hydro-Québec Distribution.

Electricity Purchases

We purchase energy and capacity from the Churchill Falls generating station in Labrador through agreements with CF(L)Co. Under an initial power contract signed in 1969 with CF(L)Co, we agreed to purchase annually, through the year 2041, 4,083 MW of power (the “1969 Power Contract”). In June 1999, we signed another agreement with CF(L)Co to guarantee us the availability of 682 MW of additional power until 2041 for each November 1 to March 31 period. In 2017, the energy received totaled 26.2 TWh at a cost of $96 million as compared to 29.0 TWh in 2016.

We have a power agreement with Rio Tinto Alcan Inc., which was amended in 2006, for the purchase of 365 MW of peak power and 375 MW of additional peak power until December 31, 2045. Under this 2006 amendment, we also agreed to purchase from Rio Tinto Alcan Inc. an additional 150 MW of peak power until December 31, 2045.

In addition, we purchase energy and capacity under 63 long-term contracts with independent producers located in Québec. During 2017, 2.9 TWh were purchased under these contracts, at a total cost of $216 million. For 2018, we expect to purchase approximately 3.1 TWh. Hydro-Québec Distribution also has long-term contracts with independent producers (see “Distribution”).

We also purchase energy and capacity in connection with our energy marketing operations (see “Wholesale and Energy Marketing Operations”).

Peak

We use energy purchased from our neighboring systems, which experience different demand patterns, to meet a portion of our peak power needs in Québec (see “Wholesale and Energy Marketing Operations”). The following table summarizes our peak power demand in Québec and installed capacity as at December 31 for the years 2013 through 2017.

	Peak Power Demand[a]	Installed Capacity	Total Average Load[c]
	(MW)
2013	39,031	36,068	25,865
2014	38,743	36,643	25,348
2015	37,349	36,912	25,362
2016	36,797	36,908	25,403
2017	38,204	37,309[b]	25,893

a)	The values indicated correspond to the needs for the winter beginning in December, including interruptible power. The peak for a given period is based on measurements at fixed intervals. The 2017-2018 winter peak was 38,204 MW and occurred on December 28, 2017, at 5:00 p.m. However, the system load momentarily reached 38,420 MW at 4:58 p.m.
b)	In addition to the generating capacity of our own facilities, we have access to almost all the output from Churchill Falls generating station (5,428 MW) under a contract with Churchill Falls (Labrador) Corporation Limited that will remain in effect until 2041. We also purchase all the output from 39 wind farms (3,508 MW) and 7 small hydropower plants (107 MW) and almost all the output from 8 biomass and 4 biogas cogeneration plants (272 MW) operated by independent power producers. Moreover, 988 MW are available under long-term contracts with other suppliers.
c)	Total energy requirements (consisting of kilowatthours delivered within Québec and to neighboring systems), divided by the number of hours in the year.

WHOLESALE AND ENERGY MARKETING OPERATIONS

Québec Wholesale Market

The Québec wholesale electricity market has been open since May 1, 1997. This market is comprised of 11 distributors: Hydro-Québec Distribution, nine distributors operating municipal systems and one regional electricity cooperative. As a result of the opening of the wholesale market, the municipal systems can, subject to the Government’s authorization, purchase electricity from suppliers other than Hydro-Québec Distribution, and independent generators in Québec can sell their electricity on the wholesale market using Hydro-Québec TransÉnergie’s transmission facilities.

In addition to the Heritage Pool Electricity, Hydro-Québec Production provides other power supplies and products to Hydro-Québec Distribution, including a call for tenders issued in 2002 for the supply of 600 MW over a 20-year period starting in March 2007 and a 20-year capacity supply of 500 MW resulting from a call for tenders issued in 2015, which is expected to begin in December 2018.

Markets Outside Québec

Our main markets outside Québec consist of neighboring networks located in Canada and the United States.

HQUS is a member of New York ISO, ISO New England (which includes all or parts of Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont), Midcontinent ISO (which includes all or parts of Arkansas, Illinois, Indiana, Iowa, Kentucky, Louisiana, Michigan, Minnesota, Mississippi, Missouri, Montana, North Dakota, South Dakota, Texas, Wisconsin and Manitoba (Canada)) and PJM Interconnection (which includes all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia). HQUS is also a participant in the electricity markets operated by Southwest Power Pool Inc. (which includes all or parts of Arkansas, Iowa, Kansas, Louisiana, Minnesota, Missouri, Montana, Nebraska, New Mexico, North Dakota, Oklahoma, South Dakota, Texas and Wyoming). ISOs, or Independent Systems Operators, and RTOs, or Regional Transmission Organizations, enable participants to buy and sell energy, schedule bilateral transactions and reserve transmission service. HQUS holds a permit from the U.S. Federal Energy Regulatory Commission to sell at market-based rates.

HQEM is a participant of the Ontario Independent Electricity System Operator (the “Ontario IESO”). HQEM sells and buys energy in Manitoba, Ontario, New Brunswick and Nova Scotia, and has transmission service agreements with Manitoba Hydro and New Brunswick Power Corporation to reserve transmission service on their respective systems.

We have long-term export contracts for the sale of electricity. The following table summarizes our principal energy export agreements.

PRINCIPAL ENERGY EXPORT AGREEMENTS

Counterparties	Expiry Date	Maximum Capacity	Maximum Annual Deliveries
		(MW)	(TWh)
Cornwall Electric - Canada[a]	2019	45	0.2
Cornwall Electric - Canada[a]	2019	100	0.4[b]
Vermont Joint Owners	2020	335	2.1
Ontario IESO	2023	N/A	2.0
Vermont power distributors[c]	2038	225	1.3

a)	In addition to those contracts, in October 2016, HQEM signed a power supply contract with Cornwall Electric – Canada. This contract will be in effect from 2020 to 2030 and we anticipate sales of power totaling up to approximately 145 MW.
b)	Based on historical data.
c)	Green Mountain Power Corporation, Vermont Electric Cooperative, Inc., Vermont Public Power Supply Authority, the Town of Stowe Electric Department and City of Burlington, Vermont Electric Department.

We are continuing talks regarding participation in projects to build transmission lines between Québec and certain states in the northeastern United States. These interconnections would enable us to increase our exports to those markets.

In 2017, Massachusetts Electric Distribution Companies (“EDC”) issued a request for proposals for the supply of clean energy. On January 25, 2018 the EDC’s evaluation team selected us and the Northern Pass Transmission (“NPT”) line project led by our partner, Eversource Energy, for the supply of 9.45 TWh of clean hydroelectricity power over a 20-year period. In Québec, the NPT project involves the construction of a 1,090-MW transmission line about 80 km long. We expect this line to be extended into the United States and to connect the Des Cantons substation to Franklin substation in southern New Hampshire. On February 1, 2018, New Hampshire denied Eversource Energy the necessary construction permit for the construction of the NPT project. On February 16, 2018, the EDC’s evaluation team indicated that it will continue negotiations until March 27, 2018 with NPT with the option of ceasing discussions.

EDC’s evaluation team also indicated that negotiations would be conducted with the promoters of another transmission line project called New England Clean Energy Connect (“NECEC”) in which we are also a partner. The NECEC project involves the construction of a new 1,200-MW transmission line from the Québec-Maine border to the town of Lewiston, Maine. On February 28, 2018, Eversource Energy filed a motion for rehearing and a request to vacate the New Hampshire decision. On March 12, 2018, New Hampshire suspended its oral ruling, but without issuing the required permit for the NPT project. At this stage, we are awaiting further developments.

Electricity Sales and Revenue

The following table summarizes electricity sales and revenue outside Québec, for the years 2013 through 2017.

ELECTRICITY SALES AND REVENUE OUTSIDE QUÉBEC

	Years ended December 31
	2013	2014	2015	2016	2017

Electricity Sales (GWh)	32,208	26,624	29,864	32,744	34,935
Revenue from Electricity Sales ($M)	1,525	1,629	1,700	1,626	1,651

TRANSMISSION

Hydro-Québec TransÉnergie provides the following services:

●	transmission of electricity to supply Québec’s native load; the native load is made up of the total transmission requirements of the Québec wholesale market (see “Generation – Québec Wholesale Market”) but excludes customers in remote communities; Hydro-Québec Distribution is Hydro-Québec TransÉnergie’s largest customer;

●	point-to-point transmission service; as of the end of 2017, Hydro-Québec TransÉnergie had signed transmission service agreements with 27 customers, including Hydro-Québec Production, the largest customer for this service; and

●	connection of privately-owned generating facilities to Hydro-Québec TransÉnergie’s transmission system; Hydro-Québec TransÉnergie currently serves 64 of these generating stations.

This segment includes our holding in Cedars Rapids Transmission Company, Limited, a transmission provider that owns and operates a 325 MW interconnection line linking Hydro-Québec TransÉnergie’s grid at Les Cèdres and Langlois substations in Québec with the Cornwall Electric system in Ontario and the National Grid system in New York State.

TRANSMISSION SYSTEM

Most generating complexes in Québec are located at substantial distances from consumer centers. As a result, Hydro-Québec TransÉnergie’s transmission system is one of the most extensive in North America, totaling approximately 21,000 miles of lines. The system includes the following facilities as at December 31, 2017.

Voltage	Substations	Lines (miles)[a]
765 kV and 735 kV	40	7,393
450 kV DC	2	757
315 kV	79	3,410
230 kV	53	2,024
161 kV	43	1,330
120 kV	218	4,325
69 kV or less	98[b]	2,185[c]
TOTAL	533	21,424

a)	Miles covered by the transmission system. Many facilities carry two circuits on the same infrastructure.
b)	87 substations operated by Hydro-Québec TransÉnergie and 11 by Hydro-Québec Distribution.
c)	2,016 miles of lines operated by Hydro-Québec TransÉnergie and 169 miles by Hydro-Québec Distribution.

In 1997, Hydro-Québec TransÉnergie opened access to its transmission grid in accordance with the Hydro-Québec Open Access Transmission Tariff. Consequently, electricity distributors, producers and marketers in and outside Québec have the option to enter into transactions with distributors, producers and marketers to buy or sell electricity and to wheel in, wheel out or wheel through Hydro-Québec TransÉnergie’s transmission grid at specified rates.

Hydro-Québec TransÉnergie’s Direction – Contrôle des mouvements d’énergie (System Control Unit) is responsible for energy dispatching, power flow supervision and system security monitoring and it acts as Reliability Coordinator for transmission systems in Québec. Hydro-Québec TransÉnergie’s transmission system is linked through interconnections with other major power systems in Canada (Ontario, New Brunswick and Churchill Falls) and the northeastern United States (New York and New England).

The following table shows existing interconnection capacity with neighboring systems outside Québec as at December 31, 2017. Available transfer capacities are posted on the OASIS (Open Access Same-Time Information System) website.

INTERCONNECTIONS WITH NEIGHBORING SYSTEMS OUTSIDE QUÉBEC

		Maximum Export Capacity	Maximum Import Capacity	Voltage
		(MW)	(MW)	(kV)
CANADA	Ontario	2,705	1,970	120 and 230
	New Brunswick	1,029	785	230, 315 and 345
	Churchill Falls	–	5,150	735

UNITED STATES	New York	1,999	1,100	120 and 765
	New England	2,275	2,170	120 and ±450

DISTRIBUTION

Hydro-Québec Distribution provides a secure, reliable supply of electricity and related services to the Québec market. To fulfill this responsibility, Hydro-Québec Distribution relies primarily on the Heritage Pool Electricity supplied by Hydro-Québec Production. Hydro-Québec Distribution also purchases additional electricity under market conditions by issuing calls for tenders from suppliers in the market (see “Regulatory Framework – Energy Board Act”).

Our distribution system is comprised of 73,165 miles of medium voltage lines (almost exclusively 25 kV), as well as 66,043 miles of low voltage lines. Approximately 10% of all such lines are underground.

Hydro-Québec Distribution sells to a wide range of customers, from large industrial users, which accounted for 31.5% of sales volume in 2017, to residential customers, which represented 38.7% of sales volume in the same period. Revenues are also derived from sales to commercial, institutional and small industrial customers as well as distributors operating municipal electric systems.

Hydro-Québec Distribution has developed some flexibility in the management of our system and currently has 904 MW of interruptible power, 282 MW of demand-side management and 560 MW of concurrent peak-saving capacity in our residential dual-energy market.

Hydro-Québec Distribution has entered into special agreements with nine industrial customers for whom electricity costs represent a substantial proportion of total production costs. Some of these agreements provide for the sale, on a long-term basis, of firm energy at prices that vary in accordance with a formula based on the market price of aluminum. We manage the exposure to fluctuations in aluminum prices resulting from these contracts by entering into financial transactions, such as futures or swaps (see “Note 15 to the 2017 Consolidated Financial Statements”). In 2017, deliveries under these agreements accounted for 49.3% of the total energy deliveries to large industrial users.

Hydro-Québec Distribution relies on various sources to supply the Québec market. Hydro-Québec Distribution relies primarily on the Heritage Pool Electricity of 165 TWh, which it purchases from Hydro-Québec Production, and also issues short- and long-term calls for tenders. For requirements of less than three months, it may also buy electricity directly on the market, without tendering, under an authorization granted by the Régie de l’énergie (the “Energy Board”). For unforeseen needs that cannot be met otherwise, it relies on a framework agreement with Hydro-Québec Production, also approved by the Energy Board, that covers the period from January 1, 2014, to December 31, 2019.

Further to calls for tenders issued since 2002, Hydro-Québec Distribution signed five contracts with Hydro-Québec Production for the supply of 1,100 MW (two contracts totaling 600 MW over a 20-year period beginning in March 2007 and three contracts totaling 500 MW over a 20-year period beginning in December 2018) and 70 contracts with independent producers for the supply of more than 4,600 MW (including 3,711 MW of wind-generated electricity) for deliveries beginning between 2006 and 2020. Hydro-Québec Production also has long-term contracts with independent producers (see “Generation – Electricity Purchases”).

The following table summarizes these contracts as at December 31, 2017.

LONG-TERM CONTRACTS AWARDED

Type of power	Number of Contracts		Capacity	Starting Date	Expiry Date
			(MW)
Hydroelectric	9	In service	703	2007-2017	2027-2037
	5	Under development	519	2018-2019	2038-2039

Natural gas cogeneration	1	In service	507	2006	2026

Wind	34	In service	3,296	2006-2016	2026-2041
	4	Under development	414	2018-2019	2038-2043

Forest biomass cogeneration	12	In service	236	2007-2017	2023-2040
	6	Under development	89	2018-2020	2043-2045

Biomass cogeneration	4	In service	25	2012-2017	2032-2042
	75		5,789

Hydro-Québec Distribution manages its flexible and diversified energy portfolio to deal with fluctuations in demand. Every three years, Hydro-Québec Distribution prepares a supply plan covering the next 10 years. This supply plan presents forecasts of Hydro-Québec Distribution’s customers’ electricity requirements, taking into account energy efficiency measures, along with the various means that Hydro-Québec Distribution intends to use to ensure a secure supply of electricity for Québec. The Electricity Supply Plan 2017–2026 was filed with the Energy Board in November 2016 and a final decision was issued on December 20, 2017. The second progress report of the Electricity Supply Plan 2017–2026 is expected to be filed with the Energy Board by November 2018.

Hydro-Québec Distribution has taken various measures to ensure balance between supply and demand in Québec, including:

●	Further to a call for tenders issued in July 2015, a three-year contract for wind integration services beginning on September 1, 2016 was signed with Hydro-Québec Production in January 2016 and approved by the Energy Board in June 2016;

●	An agreement for the suspension of electricity production at TransCanada Energy’s Bécancour generating station was approved by the Energy Board in May 2014 (the accounting for this agreement is described in “Note 3 to the 2017 Consolidated Financial Statements” under “Regulatory Assets – Costs related to a suspension agreement”); and

●	0.5 TWh of short-term transactions in 2017.

Additional calls for tenders could be made in the coming years in order to maintain this balance (see “Regulatory Framework – Energy Board Act”).

ELECTRICITY RATES

Under the applicable provisions of the Energy Board Act, rates are fixed or modified by the Energy Board (see “Regulatory Framework – Energy Board Act”). Rates are fixed to allow recovery of authorized service costs, including estimated supply costs, and a reasonable rate of return on shareholder’s equity.

In March 2018, the Energy Board authorized an electricity rate increase of 0.3% applicable to all customers except for Rate L customers, for which the rate will remain unchanged. The new rates are effective as of April 1, 2018.

The following table shows the rate change which took effect in each year and the average rate increase for the year, from 2013 to 2018, as well as annual inflation rates:

	2013	2014	2015	2016	2017	2018
Rate increase as of April 1	2.41%	4.27%[a]	2.86%[a]	0.7%[a]	0.7%[a]	0.3%[a]
Average rate increase from January 1 to December 31	1.7%	3.8%[b]	3.2%[b]	1.2%[b]	0.7%[b]	0.4%[b]
Inflation Rate[c]	0.9%	2.0%	1.1%	1.4%	1.6%	2.0%[d]

a)	Excluding Rate L, for which the increase is 3.45% in 2014, 2.49% in 2015, 0% in 2016, 0.2% in 2017 and 0% in 2018.
b)	Excluding Rate L.
c)	Canadian Consumer Price Index for the calendar year.
d)	Estimate.

ELECTRICITY SALES AND REVENUE

The following table summarizes consolidated electricity sales and revenue in Québec, by customer segments, for the years 2013 through 2017.

OPERATING STATISTICS
	Years ended December 31
	2013	2014	2015	2016	2017
	(in GWh)
Electricity Sales
In Québec, by segment
Residential	65,983	68,074	66,558	65,065	66,111
Commercial, institutional and small industrial	44,620	45,189	45,335	45,483	45,816
Large industrial	56,855	55,738	54,200	53,635	53,699
Other	5,818	5,222	5,170	5,062	5,077
Total Electricity Sales	173,276	174,223	171,263	169,245	170,703
	(in millions of dollars)
Revenue from Electricity Sales
In Québec, by segment
Residential	$4,825	$5,162	$5,222	$5,155	$5,285
Commercial, institutional and small industrial	3,504	3,657	3,774	3,842	3,873
Large industrial	2,439	2,389	2,350	2,265	2,288
Other	317	308	316	311	317
Total Revenue from Electricity Sales	$11,085	$11,516	$11,662	$11,573	$11,763
	(as at December 31)
Number of Customer Accounts
In Québec, by segment
Residential	3,821,012	3,857,782	3,890,956	3,924,992	3,958,300
Commercial, institutional and small industrial	316,585	317,671	319,294	314,816	316,430
Large industrial	186	183	181	183	184
Other	4,207	4,214	4,290	4,550	4,582
Total Customer Accounts	4,141,990	4,179,850	4,214,721	4,244,541	4,279,496

Note:	The data for 2014 and thereafter are presented according to U.S. GAAP, while the data for 2013 are presented according to Canadian GAAP, as published in the annual report on Form 18-K for the fiscal year ended December 31, 2014. As two different financial reporting frameworks are used in the above table, the financial information may not be directly comparable.

CONSTRUCTION

The Construction segment includes activities related to the projects carried out by Hydro-Québec Innovation, équipement et services partagés and SEBJ.

Hydro-Québec Innovation, équipement et services partagés is responsible for construction and refurbishment projects throughout Québec, except in the territory governed by the JBNQA. SEBJ builds generating facilities in the territory governed by the JBNQA (north of the 49th parallel) and may also carry out certain projects elsewhere in Québec and outside the province.

As engineering, construction and environmental specialists, Hydro-Québec Innovation, équipement et services partagés and SEBJ offer Hydro-Québec Production and Hydro-Québec TransÉnergie a variety of services needed for draft-design studies, impact assessments and other undertakings in the context of energy-related projects. These services include technical and scientific surveys, planning, cost estimates, design, architecture, geomatics and quality control.

CORPORATE AND OTHER ACTIVITIES

Corporate activities include the Financial Management and Control Group, the Corporate Affairs and General Secretariat Vice Presidency, the Legal Affairs Vice Presidency, the Communications and Governmental Affairs Vice Presidency, the Financing, Treasury and Pension Fund Vice Presidency, the Human Resources Vice Presidency and the Transformation, Health and Safety Vice Presidency. Other activities include Information and Communication Technologies Vice Presidency, Business Development Vice Presidency, Hydro-Québec Research Institute Unit, Shared Services Center Unit, Strategic Procurement Unit and Center of Excellence in Transportation Electrification and Energy Storage.

The following are included under Corporate and Other Activities:

●	Hydro-Québec CapiTech inc. (“Hydro-Québec CapiTech”) (wholly-owned; a venture capital company investing in businesses that provide energy-related high-technology products and services);

●	Hydro-Québec IndusTech inc. (“Hydro-Québec IndusTech”) (wholly-owned; the corporation’s mission is to partner with the private sector in industrializing and marketing technologies resulting from our research activities); and

●	Institut de recherche d’Hydro-Québec (“IREQ”) (our energy-technology research and development division).

CORPORATE OUTLOOK

DEVELOPMENT STRATEGY

We plan to invest approximately $3.6 billion in 2018, most of which would be allocated to the operations of Hydro-Québec TransÉnergie ($1.8 billion) and Hydro-Québec Production ($1.0 billion). Almost 60% of our investments are expected to be earmarked for facility maintenance and improvements. The remainder is expected to go toward growth and development activities.

Hydro-Québec Production intends to continue its work on the Romaine complex jobsites in the course of developing Québec’s hydroelectric potential. Three of the four generating stations in this major project, namely Romaine-2, Romaine-1 and Romaine-3, were commissioned in 2014, 2015 and 2017, respectively, and Romaine-4 is scheduled to come onstream around 2020. At the same time, the division expects to continue investing to ensure the long-term operability of its facilities and optimize their output. For instance, refurbishment is under way at Robert-Bourassa and Beauharnois generating stations.

Hydro-Québec TransÉnergie intends to devote a large part of its investments to erecting transmission lines, in particular some 400 km of lines that will connect Chamouchouane substation to the Montréal metropolitan loop as part of the 735-kV Chamouchouane–Bout-de-l’Île project and the 120-kV Grand-Brûlé–Saint-Sauveur supply line. In addition, it expects to continue connecting wind farms built in response to Hydro-Québec Distribution’s calls for tenders, working on Judith-Jasmin substation and connecting the Romaine complex as part of the project to expand the transmission system in the Minganie region. The division also plans to continue investing in upgrading and modernizing its facilities to ensure the reliability and long-term operability of its transmission assets and enhance service quality. Projects include the upgrading of transmission grid control systems and continued work on the architecture development plan for the 315-kV system on the island of Montréal.

Hydro-Québec Distribution intends to continue delivering reliable power and high-quality services to all Québec customers. It plans to make further investments to handle the growth of the customer base and to maintain and improve the quality of its facilities. Its growth projects include connecting Judith-Jasmin substation, as well as the communities of La Romaine and Unamen Shipu, currently served by an off-grid system, to the distribution system.

As indicated in our Strategic Plan 2016–2020, we intend to double our revenue by 2030, with a view to increasing our net income. We also focus on keeping rate increases lower than or equal to inflation.

Securing new sources of revenue is one of our key strategies to maintain high levels of profitability and contribute to the prosperity of Québec. With this in mind, we are looking for growth opportunities and are increasingly present in the export markets of northeastern North America. For example, we have stepped up our wholesaling operations and have responded to requests for proposals by the states of New York and Massachusetts. We also intend to participate in the energy transition in certain regions of the globe by purchasing assets or stakes in companies involved in hydroelectric generation and power transmission. In addition, using our expertise in innovation, we develop products that can be commercialized to increase our revenue. On the domestic front, we want to launch a new era of electrification in Québec with the electrification of ground transportation, the conversion of off-grid systems and the integration of energy options such as solar. Finally, we expect our future growth to also be supported by new facilities (generating stations and lines) and by programs to ensure the long-term operability of our generation and transmission assets.

WATER-POWER ROYALTIES

As stipulated in the Watercourses Act (Québec), Hydro-Québec Production pays the same statutory royalties as those paid by private producers of hydro-electricity in Québec. These water-power royalties, earmarked for the Government’s Generations Fund, consist of a statutory royalty for the electricity delivered during the year and a contractual royalty payable pursuant to the contract awarded for the operation of a generating station.

For 2018, these royalties, indexed annually to the Consumer Price Index, consist of:

●	a statutory royalty of $3.25 ($3.20, $3.16 and $3.12, for 2017, 2016 and 2015, respectively) per thousand kilowatt-hours of electricity produced; and

●	a contractual royalty of $0.76 ($0.75, $0.74 and $0.73, for 2017, 2016 and 2015, respectively) per thousand kilowatt-hours of electricity produced.

These royalties totaled $695 million in 2017, $667 million in 2016 and $654 million in 2015.

CAPITAL INVESTMENT PROGRAM

The capital investment program includes capital expenditure for fixed and intangible assets. The following table is a summary of our capital investments affecting cash for the years 2013 through 2017. Over the 2018-2022 period, we plan to invest approximately $3.6 billion in fixed and intangible assets per year, including an estimated $3.6 billion in 2018, as stated in the table below.

CAPITAL INVESTMENTS AFFECTING CASHa

	2013		2014	2015	2016	2017	Estimated 2018
	(in millions of dollars)
Fixed and Intangible Assets
Generation	$1,381		$1,204	$957	$906	$963	$961
Transmission[b]	1,915		1,623	1,587	1,757	1,971	1,753
Distribution	882	[c]	825	756	657	650	732
Construction	5		11	1	8	13	13
Corporate and Other Activities	152		152	139	132	157	181
Total Investments	$4,335		$3,815	$3,440	$3,460	$3,754	$3,640

a)	The data for 2014 and thereafter are presented according to U.S. GAAP, while the data for 2013 are presented according to Canadian GAAP, as published in the annual report on Form 18-K for the fiscal year ended December 31, 2014. As two different financial reporting frameworks are used in the above table, the financial information may not be directly comparable.
b)	Including sub-transmission facilities.
c)	Including the Energy Efficiency Plan.

In 2017, we continued working on the Romaine complex jobsites in the course of developing Québec’s hydroelectric potential. An important milestone was reached in September with the commissioning of the two units at Romaine-3 generating station (395 MW) and the connection of the station to the grid. Shortly thereafter, the facility helped us meet Québec demand during peak consumption periods in winter 2017–2018 and increase our exports. The first two of the four generating stations in this 1,550-MW project— Romaine-2 (640 MW) and Romaine-1 (270 MW)—were brought onstream in 2014 and 2015, respectively, and the last generating station, Romaine-4 (245 MW), is scheduled to come onstream around 2020.

Work on Chamouchouane–Bout-de-l’Île was stepped up during 2017. This project, which was the subject of public consultations, has two components: first, the construction of about 400 km of 735-kV lines between Chamouchouane substation, in Saguenay–Lac-Saint-Jean, and the Montréal metropolitan loop, along with the rerouting of a short segment of 735-kV line to Bout-de-l’Île substation in Montréal; and second, the construction of Judith-Jasmin substation at Terrebonne in the Lanaudière region. This project should improve the reliability of the main transmission system, reinforce supply to the Montréal area, and help meet strong demand growth in Montréal’s north shore suburbs. Line construction is proceeding simultaneously in the Saguenay–Lac-Saint-Jean, Mauricie and Lanaudière regions. The work should be completed in 2018.

In addition, we plan to continue investing to ensure the reliability and long-term operability of our facilities and optimize their efficiency, as well as to enhance service quality.

Allocation of Capital Expenditure for the Generation, Transmission and Distribution Business Segments

The following tables summarize the allocation of estimated capital expenditure for 2018 among our three major business segments:

GENERATION BUSINESS SEGMENT

	Available Power	Planned Date of Operation	Estimated Capital Expenditure 2018
	(MW)		(in millions of dollars)
ASSET SUSTAINMENT AND OPTIMIZATION
Refurbishment and refitting of generating stations	–	Continuous program	$ 481

HYDROELECTRIC DEVELOPMENT PROJECTS
Romaine complex	1,550	2014–2020	451
Other generation projects	–	–	29
			480
Total			$ 961

TRANSMISSION BUSINESS SEGMENTa

	Planned Date of Operation	Estimated Capital Expenditure 2018
		(in millions of dollars)
ASSET SUSTAINMENT AND OPTIMIZATION
Reliability and long-term operability	Continuous program	$ 1,068

SYSTEM GROWTH PROJECTS
Chamouchouane–Bout-de-l’Île 735-kV line	2018	177
120-kV Grand-Brûlé–Saint-Sauveur supply line	2018	74
Wind power integration – 3rd call for tenders (291 MW)	2013–2019	73
Judith-Jasmin substation	2018	65
Expansion of transmission system in Minganie	2014–2020	53
Other		243
		685
Total		$ 1,753

a)	Including sub-transmission facilities.

DISTRIBUTION BUSINESS SEGMENTa

Estimated Capital Expenditure 2018
(in millions of dollars)
ASSET SUSTAINMENT AND OPTIMIZATION
Reliability and long-term operability	$ 366

DEVELOPMENT PROJECTS	366
Total	$ 732

a)	Including investments in distribution facilities as well as investments in generating and transmission facilities in our off-grid systems.

Cash Requirements

The total estimated cash requirements for 2018 are approximately $6.9 billion, broken down as follows: approximately $3.6 billion for capital investments, approximately $1.2 billion for long-term debt repayment and approximately $2.1 billion for the payment of the dividend declared for 2017. Our self-financing ratio (defined as cash flows from operating activities less dividend paid, divided by the sum of cash flows from investing activities, excluding net change in short-term investments and sinking fund, and repayment of long-term debt) is expected to be 61.3% in 2018, compared to 66.6% in 2017.

REGULATORY FRAMEWORK

Hydro-Québec Act

Under the provisions of the Hydro-Québec Act, we are mandated to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy.

Under the Hydro-Québec Act, the Government is entitled to declare a dividend from Hydro-Québec when certain financial criteria are met (see “Note 16 to the 2017 Consolidated Financial Statements”). Our dividend policy is to distribute 75% of our net income.

Energy Board Act

The Act respecting the Régie de l’énergie (the “Energy Board Act”), enacted in 1996, grants the Energy Board exclusive authority to fix or modify our rates and conditions for the transmission and distribution of electric power in Québec. Hydro-Québec TransÉnergie and Hydro-Québec Distribution’s activities in Québec are therefore regulated. Under this legislation, rates are set by reasoned decision of three commissioners after public hearings. Moreover, the Energy Board Act stipulates that rates are determined on a basis that allows for recovery of the cost of service including a reasonable return on the rate base.

The Energy Board consists of seven full-time members appointed by the Government and, in the exercise of its functions, is charged with reconciling the public interest, consumer protection and the fair treatment of the electric power carrier and of distributors.

Under the Energy Board Act, we have been granted exclusive rights for the distribution of electric power throughout Québec, excluding the territories served by distributors operating a municipal or private electric system as of May 13, 1997.

The Energy Board has the authority to:

●	fix, or modify, after holding public hearings, our rates and conditions for the transmission and distribution of electric power;

●	approve our electric power supply plan;

●	designate a reliability coordinator for Québec and adopt the reliability standards submitted by the designated reliability coordinator;

●	authorize our transmission and distribution investment projects;

●	approve our distribution commercial programs; and

●	rule upon complaints from customers concerning rates or services.

The Energy Board Act was amended in 2010 to allow a gradual increase of the cost of the Heritage Pool Electricity starting in 2014. The Energy Board Act was subsequently amended by replacing the gradual increases of the average cost of the Heritage Pool Electricity with the indexation of the average cost of the Heritage Pool Electricity.

In accordance with its authority relating to rate determination, the Energy Board has initiated a process to establish performance-based regulation mechanisms for Hydro-Québec Distribution and Hydro-Québec TransÉnergie starting in 2018 and 2019 respectively.

Effective 2017, surplus earnings realized from carrying on transmission and distribution activities in Québec are subject to an earnings sharing mechanism. Earnings in excess of the authorized rate of return are shared with customers in the following proportions:

●	50/50 sharing for the first 100 basis points above the authorized rate of return; and

●	75% customers and 25% Hydro-Québec, beyond 100 basis points.

Any shortfall is absorbed by us.

Generation

The Energy Board’s jurisdiction does not extend to generation.

Transmission

Transmission rates and service conditions are subject to approval by the Energy Board.

In March 2018, further to the decision on merits issued by the Energy Board, the following transmission rates, to be effective January 1, 2018, were filed: $77.81/kW/year for firm long-term point-to-point transmission service and an amount payable for the native-load transmission service of $2,939.5 million per year. The filed revenue for rate setting purposes totaled $3,340.5 million for short- and long-term point-to-point transmission services and native-load. The final decision is pending.

The Direction – Contrôle des mouvements d’énergie (System Control Unit) of Hydro-Québec TransÉnergie is Reliability Coordinator for transmission systems in Québec as designated by the Energy Board.

Distribution

Electricity required to meet Québec’s needs in excess of the Heritage Pool Electricity must be purchased through a competitive bidding process. Purchase contracts for electricity in excess of the Heritage Pool Electricity are subject to the approval of the Energy Board.

In March 2018, the Energy Board authorized an electricity rate increase, beginning April 1, 2018, of 0.3% applicable to all customers except for Rate L customers, for which the rate will remain unchanged.

National Energy Board Act

Our exports of electric power are subject to the National Energy Board Act which provides that a permit or license must be obtained from the National Energy Board of Canada (the “National Board”) for such exports. We hold the following permits for short-term exports (contracts of five years or less):

●	one permit expiring on December 31, 2020 authorizing us to export annually up to 30 TWh of combined firm and interruptible energy to the United States;

●	one permit granted to our subsidiary, HQEM, expiring on April 7, 2019. This permit authorizes HQEM, as a power marketer, to export annually up to 30 TWh of firm and interruptible energy and up to 6,000 MW of power from interconnections located in other provinces.

Each of these permits allows us to take advantage of the spot market in the United States; however, long-term export contracts (more than five years) require prior issuance of specific permits or licenses by the National Board.

The National Board also regulates international power lines and we operate our interconnections with the United States in accordance with the terms and conditions of Certificates of Public Convenience and Necessity issued by the National Board.

Environmental Regulation

Our activities are subject to federal and provincial environmental laws and regulations, and, to some extent, municipal by-laws.

Before beginning new construction, our projects are subject to environmental impact assessment studies as well as information and consultation processes. The studies are submitted for review and approval to government departments and agencies responsible for issuing governmental authorizations. In some instances, the approval process includes public hearings by an independent body.

Environmental protection is a central concern of Hydro-Québec. Most activities that have an impact on the environment are governed by ISO 14001 – certified environmental management systems. ISO 14001 is the environmental management standard of the International Organization for Standardization. In addition, we annually review our management of environmental issues and publish a Sustainability Report.

The Government adopted the Sustainable Development Act (the “Sustainable Act”) in April 2006 and the Government Sustainable Development Strategy covering the period 2015-2020 (the “Government Strategy”) in 2015. As a Government-owned corporation, we are subject to the Sustainable Act and the Government Strategy and we published our own Sustainable Development Action Plan, covering the period 2015-2020 in July 2015.

LITIGATION

Innus of Uashat mak Mani-Utenam

On December 30, 2003, representatives of the Innus of Uashat mak Mani-Utenam (the “Uashaunnuat”) instituted an action against the Attorney-General of Canada, the Attorney-General of Québec and us (Superior Court, no 200-17-004196-036) seeking judicial recognition of their aboriginal rights and of their unextinguished Indian title over certain areas of land in Québec. Plaintiffs, who claim not to be parties to the JBNQA, allege that the Agreement and certain federal and provincial laws are illegal, inoperative, unconstitutional and not binding upon the plaintiffs. The plaintiffs seek various orders, including rendering of accounts and revenue sharing for the unlawful use and management of the lands, notably in respect of hydroelectric facilities on these lands, and awarding damages from Canada, Québec and us, jointly and severally, in an amount of up to $1.5 billion (subject to further increase by the plaintiffs). The file has been inactive since March 2016, although no Court ordered suspension has been rendered. The file can therefore be reactivated at any time either by the Court, or by the plaintiff’s counsel.

Innus of Pessamit

In November 2006, the Innus of Pessamit re-activated an action which was filed in 1998 against the Attorney-General of Canada, the Attorney-General of Québec and us (Superior Court, no 500-05-039472-988) seeking judicial recognition of their aboriginal rights and title over certain areas of land in Québec where our Manicouagan-Outardes hydroelectric facilities are located. By amendment, this community attempted to increase its initial claim of $500 million to $10.8 billion and to add annual compensation payments of $657 million from us. The request for amendment was rejected by Québec’s Superior Court and Court of Appeal in 2011. The case concerning the initial amount of $500 million remains outstanding. With the Attorney-General of Québec, we are challenging the legitimacy of this claim. At the request of the Innus of Pessamit, this file was suspended until September 30, 2017. In November 2017, the parties agreed on a new timetable for the resumption of proceedings, whereby the Innus of Pessamit have been granted until June 18, 2018, to have expert assessments prepared which they intend to file. A case management conference will then be convened.

CF(L)Co

On February 23, 2010, CF(L)Co instituted proceedings against us (Superior Court, no 500-17-056518-106) seeking the modification, as of November 30, 2009, of the pricing terms under the 1969 Power Contract (see “Generation Operations – Electricity Purchases”) by increasing the pricing terms payable by us to CF(L)Co. Alternatively, CF(L)Co is seeking the cancellation of the 1969 Power Contract with effect six months from the date of judgment. The 1969 Power Contract was already contested on two prior occasions before the courts and the Supreme Court of Canada dismissed those proceedings. The hearing took place in the fall of 2013. In July 2014, the Superior Court of Québec rendered its decision dismissing CF(L)Co’s request and confirming Hydro-Québec’s rights under the 1969 Power Contract. CF(L)Co filed an appeal before the Québec Court of Appeal (no 500-09-024690-141), and in August 2016, that court rendered its decision dismissing CF(L)Co’s request and confirming Hydro-Québec’s rights under the 1969 Power Contract. CF(L)Co appealed to the Supreme Court of Canada (no 37238) from the judgment of the Québec Court of Appeal.

The hearing of this case at the Supreme Court of Canada was held on December 5, 2017. The parties are waiting for the Supreme Court’s decision.

In July 2013, we instituted proceedings against CF(L)Co before the Superior Court of Québec to determine the interpretation of two essential rights, which are provided in the 1969 Power Contract (Superior Court, no 500-17-078217-133). In August 2016, the Superior Court of Québec rendered its decision, confirming Hydro-Québec’s rights (this decision was rectified on November 8, 2016 but did not change its conclusions). On September 7, 2016, CF(L)Co filed an appeal before the Québec Court of Appeal (no 500-09-026327-163). A hearing date is expected to be set in 2018.

EMPLOYEES

We had 19,786 employees as at December 31, 2017 composed of 17,338 permanent employees and 2,448 temporary employees. These numbers do not include employees of our subsidiaries and joint ventures. Unionized employees represent 83% of our work force.

Eight collective agreements govern the working conditions of our unionized employees and they all extend to 2018 or 2019.

MANAGEMENT’S DISCUSSION AND ANALYSIS

This Management’s Discussion and Analysis should be read in conjunction with our consolidated financial statements and the notes thereto. The financial information and tabular amounts presented herein are expressed in Canadian dollars, unless otherwise indicated. The consolidated financial statements take into account the decisions handed down by the Energy Board with respect to the transmission and distribution of electricity.

This analysis contains statements based on estimates and assumptions concerning future results and the course of events. Given the risks and uncertainties inherent in any forward-looking statements, our actual future results could differ from those anticipated. Finally, the information contained herein takes into account any significant event that occurred on or before the date of publication of this Annual Report.

OVERVIEW

In 2017, we posted net income of $2,846 million. Because the earnings-sharing mechanism came into effect in 2017, we took into account the surplus realized during the year over and above the authorized rates of return for our regulated activities, recognizing $45 million payable to customers in this regard, in accordance with the terms established by the Energy Board. For purposes of comparison with 2016 net income, which totaled $2,861 million, adjusted net income excluding this first-time item was $2,891 million in 2017, an increase of $30 million compared to the previous year. This result is mainly due to net electricity exports of more than 34 TWh.

On the Québec market, sales volume reached 170.7 TWh, compared to 169.3 TWh in 2016. This 1.4-TWh rise is partly attributable to greater demand by residential customers as well as commercial and institutional customers. The increased demand was primarily met by wind power purchases from independent producers. In addition, December temperatures averaged 4°C colder than normal; consequently, Hydro-Québec Production provided Hydro-Québec Distribution with additional peak supplies.

For a fifth consecutive year, we expect to pay a dividend of more than $2 billion to our shareholder, the Québec government. For 2017, the dividend amounts to $2,135 million.

Exports

In 2017, net electricity exports reached a historic volume of 34.4 TWh and contributed $780 million to net income. As a result of an effective sales strategy, smooth operation of generating and transmission facilities and high runoff, net exports increased by 1.8 TWh over the previous record, set in 2016. Monthly records for net exports were also set in the first quarter of 2017: 3.5 TWh in January, 3.1 TWh in February and 3.5 TWh in March. Reservoir storage stood at the historic level of 140.5 TWh as at December 31, 2017.

Investments

Our investment program totaled $3,754 million in 2017. This high amount is mainly attributable to the continuation of major development projects in the generation and transmission segments, as well as increased investment in maintaining and improving the quality of our assets.

At the Romaine hydroelectric complex, in the Côte-Nord region, we reached an important milestone in September with the commissioning of the two units at Romaine-3 generating station (395 MW) and the connection of the station to the grid. The facility was put to good use very shortly thereafter, both to help meet Québec demand during peak consumption periods in winter 2017–2018 and for export purposes. Two of the four generating stations in this 1,550-MW project—Romaine-2 (640 MW) and Romaine-1 (270 MW)—were brought onstream in 2014 and 2015, respectively, and Romaine-4 (245 MW) should follow around 2020.

In addition, work was stepped up in 2017 on the 735-kV Chamouchouane–Bout-de-l’Île project, which is expected to enhance the reliability of the main transmission system, reinforce energy supply to the Montréal region and meet demand growth in the city’s north shore suburbs. The project has two components: first, deployment of 735-kV lines extending approximately 400 km between Chamouchouane substation, in the Saguenay–Lac-Saint-Jean region, and the Montréal metropolitan loop, as well as the rerouting of a short segment of 735-kV line to Bout-de-l’Île substation, in Montréal; and, second, construction of 735/120/25-kV Judith-Jasmin substation in Terrebonne, in the Lanaudière region. Line construction is proceeding simultaneously in the Saguenay–Lac-Saint-Jean, Mauricie and Lanaudière regions, with the goal of commissioning all the facilities at the end of 2018.

We also carried out several projects to ensure the long-term operability of our facilities and optimize their performance, in all our business segments.

Contribution to Public Finances

For a fifth consecutive year, our contribution to the Québec government’s revenue has exceeded $4 billion. This contribution includes our net income, water-power royalties, the public utilities tax and guarantee fees related to debt securities.

CONSOLIDATED RESULTS

Net income

We recorded net income of $2,846 million in 2017. Due to the earnings-sharing mechanism, which applied for the first time in 2017, we recognized $45 million payable to customers, in accordance with the terms established by the Energy Board. For purposes of comparison with 2016 net income, which totaled $2,861 million, adjusted net income excluding this new item was $2,891 million in 2017, an increase of $30 million compared to the previous year.

On markets outside Québec, net electricity exports rose by $7 million, primarily because of a 1.8-TWh volume increase that brought net exports to a historic high of 34.4 TWh. On the Québec market, supplies provided by Hydro-Québec Production to Hydro-Québec Distribution increased by $37 million compared to 2016, mainly as a result of temperature variances.

Revenue

Revenue totaled $13,468 million, compared to $13,339 million in 2016. Revenue from electricity sales increased by $215 million to $13,414 million. Sales in Québec generated $11,763 million, or $190 million more than the $11,573 million recorded in 2016. On markets outside Québec, revenue from electricity sales was $1,651 million, an increase of $25 million. Other revenue amounted to $54 million, compared to $140 million in 2016.

The $190-million increase in electricity sales in Québec is attributable to three main factors. First, temperature variances, most pronounced in April and December, led to growth of $53 million in sales revenue. In 2016, April temperatures were 3°C below climate normals, giving rise to additional sales of $63 million, whereas they were closer to normal in 2017. Conversely, December temperatures were exceptionally cold in 2017, resulting in additional sales of $97 million. Second, demand growth in Québec led to a $123-million increase in revenue, partly offset by a $41-million decrease because 2016 was a leap year. Third, the April 1, 2016 and 2017 rate adjustments resulted in a $70-million increase in revenue. Rates are determined by the Energy Board on a basis that allows for recovery of the cost of service plus a reasonable return on the rate base.

Revenue from electricity sales on markets outside Québec amounted to $1,651 million, compared to $1,626 million in 2016. The $25-million increase was mainly due to volume growth in electricity exports by Hydro-Québec Production. The impact of this volume increase was partially offset, however, by the effect of the risk management strategy, which was less favorable in 2017 than in 2016.

Other revenue decreased by $86 million to $54 million in 2017, mainly because of the change in the net amounts that we are entitled to receive from customers or are required to pay to them. Under the earnings-sharing mechanism implemented in 2017, Hydro-Québec TransÉnergie and Hydro-Québec Distribution share with customers any surplus over and above the rate of return authorized by the Energy Board for a given year. An amount of $45 million was therefore recognized in this regard in 2017; it is expected to have a positive impact, from our customers’ perspective, on the rate adjustment that should take effect on April 1, 2019.

Expenditure

Total expenditure was $8,109 million in 2017, compared to $7,946 million in 2016.

Operational expenditure totaled $2,664 million, a $7-million decrease from the $2,671 million recorded in 2016. This decrease is the result of careful management, which enabled the company to fully absorb the impacts of inflation, salary indexing and growth in activities.

Following the adoption of an amendment to an accounting standard, certain items related to employee future benefits that were previously presented in operational expenditure are now presented as a separate line item, “Other components of employee future benefit cost”, in the consolidated statements of operations. A credit amount of $322 million is presented in this line item for 2017, compared to a credit amount of $233 million for 2016. This increase of $89 million is primarily due to an increase in the amount recognized for the expected return on pension plan assets, mainly on account of an increase in the value of the underlying assets.

Electricity and fuel purchases totaled $2,005 million, a $139-million increase compared to $1,866 million in 2016. This change is essentially due to a $131-million, or 1.3-TWh, increase in Hydro-Québec Distribution’s wind power purchases from third parties, mainly as a result of the commissioning of three new wind farms at the end of 2016.

Depreciation and amortization expense amounted to $2,686 million, an $89-million increase compared to 2016. The depreciation of property, plant and equipment increased by $17 million, partly because of the commissioning of the two units at Romaine-3 generating station in September. Furthermore, the amortization expense related to regulatory assets and liabilities increased by $56 million, mainly because a liability related to the changeover to U.S. GAAP was fully amortized in 2016.

Taxes were $1,076 million, compared to $1,045 million in 2016, mainly as a result of a $28-million increase in water-power royalties on account of higher output and the indexing of the applicable rate.

Financial expenses totaled $2,513 million in 2017, compared to $2,532 million in 2016. This decrease is partly due to the impact on working capital denominated in U.S. dollars of hedging operations carried out by us to manage risks related to exchange rates.

	2017	2016
OPERATIONS AND DIVIDEND ($M)
Revenue	13,468	13,339
Income before financial expenses	5,359	5,393
Net income	2,846	2,861
Dividend	2,135	2,146
BALANCE SHEETS ($M)
Total assets	75,730	75,167
Property, plant and equipment	63,990	62,691
Long-term debt, including current portion and perpetual debt	45,259	45,909
Equity	19,755	19,704
FINANCIAL RATIOS
Return on equity (%)[a]	12.9	13.4
Capitalization (%)[b]	30.7	30.5
Profit margin (%)[c]	21.1	21.4
Interest coverage[d]	2.13	2.16
Self-financing (%)[e]	66.6	58.8

a)	Net income divided by average equity for the year less average accumulated other comprehensive income for the year.
b)	Equity divided by the sum of equity, long-term debt, current portion of long-term debt, perpetual debt, borrowings and derivative instrument liabilities, less derivative instrument assets and sinking fund.
c)	Net income divided by revenue.
d)	Sum of income before financial expenses and net investment income divided by interest on debt securities.
e)	Cash flows from operating activities less dividend paid, divided by the sum of cash flows from investing activities, excluding net change in short-term investments and sinking fund, and repayment of long-term debt.

CASH AND CAPITAL MANAGEMENT

Operating activities

Cash flows from operating activities totaled $5.6 billion in 2017, compared to $5.5 billion in 2016. These funds were used to pay the dividend for 2016 and to finance a large portion of the investment program, among other things.

Investing activities

In 2017, we invested $3.8 billion in property, plant and equipment and intangible assets, compared to $3.5 billion in 2016. Of the total, $1.5 billion was invested in development projects and $2.3 billion in maintaining or improving the quality of assets.

Hydro-Québec Production’s investments totaled $963 million. Over half of this amount, $561 million, went to development activities, mainly the ongoing construction of the Romaine hydroelectric complex. The amounts allocated to ongoing asset maintenance and improvement totaled $402 million. Work included refurbishment at Robert-Bourassa, Beauharnois, Carillon and Rapides-des-Quinze generating stations.

Capital spending at Hydro-Québec TransÉnergie totaled $1,971 million. Of this amount, $569 million was used to connect new hydroelectric and wind power facilities to the grid and increase transmission capacity. In this regard, the main active jobsites are related to the ongoing 735-kV Chamouchouane–Bout-de-l’Île project and the work to connect the Romaine complex, which represented investments of $485 million and $39 million, respectively, in 2017. Another $1,402 million was allocated to projects designed to maximize transmission asset reliability and sustainment, which mainly involved replacing equipment and modernizing facilities. In particular, the division allocated $279 million to the replacement of PK type circuit breakers.

Hydro-Québec Distribution invested $650 million, mainly to handle its growing customer base and ensure the long-term operability of the distribution system.

Hydro-Québec Innovation, équipement et services partagés and Société d’énergie de la Baie James carry out engineering, construction and refurbishment projects for Hydro-Québec Production and Hydro-Québec TransÉnergie.

Financing activities

In 2017, we made two bond issues maturing in 2055 on the Canadian capital market, at an average cost of 3.20%.

These issues raised $1.2 billion. The proceeds were used to support part of the investment program and to refinance maturing debt.

SOURCES OF FINANCING

Type of financing	Amount authorized by the Board of Directors	Market	Outstanding as at December 31, 2017
Operating credit lines	C$ or US$1,000 million[a]		C$1.5 million
Credit facility[b]	US$2,000 million[c]		–
Commercial paper[b]	US$3,500 million or equivalent in C$	United States or Canada	C$8.1 million
Medium-term notes[b]	US$3,000 million or equivalent in other currencies C$20,000 million or equivalent in US$	United States Canada	US$340 million[d] C$14,224 million[d]

a)	Of this amount, available balances of US$200 million and $243 million in Canadian or U.S. dollars are covered by operating credit line agreements with the financial institutions concerned.
b)	Guaranteed by the Québec government.
c)	Includes a US$750-million swing loan.
d)	Corresponds to net proceeds from the issuance of medium-term notes.

Dividend and capitalization

The dividend payable to the Québec government for 2017 is $2,135 million. Once this dividend is factored in, the capitalization rate was 30.7% as at December 31, 2017.

Under the Hydro-Québec Act, the dividend cannot exceed 75% of net income. Furthermore, the Québec government may not declare, in respect of a given year, a dividend in an amount that would have the effect of reducing the capitalization rate to less than 25% at the end of the year.

SEGMENTED RESULTS

Operating Segments

As in 2016, we had four operating segments in 2017, namely Generation, Transmission, Distribution and Construction, as well as activities grouped under Corporate and Other Activities.

Generation: Hydro-Québec Production operates and develops Hydro-Québec’s generating facilities. It generates electricity for the Québec market and exports power to wholesale markets in northeastern North America.

Transmission: Hydro-Québec TransÉnergie operates and develops Hydro-Québec’s power transmission system. It markets system capacity and manages power flows throughout Québec.

Distribution: Hydro-Québec Distribution operates and develops Hydro-Québec’s distribution system and ensures the supply of electricity to the Québec market. It also carries on activities related to electricity sales in Québec, provides customer services and promotes energy efficiency.

Construction: Hydro-Québec Innovation, équipement et services partagés and Société d’énergie de la Baie James (SEBJ) design, build and refurbish generating and transmission facilities, mainly for Hydro-Québec Production and Hydro-Québec TransÉnergie.

The following tables present information on segment results and assets:

						2017
Segmented financial information ($M)	Generation	Transmission	Distribution	Construction	Corporate and Other Activities	Hydro-Québec
Revenue[a]	6,516	3,307	11,701	2,480	1,757	13,468
Net income	1,948	554	333	–	11	2,846
Total assets	32,944	22,494	13,639	39	6,768	75,730	[b]

						2016
Segmented financial information ($M)	Generation	Transmission	Distribution	Construction	Corporate and Other Activities	Hydro-Québec
Revenue[a]	6,482	3,215	11,514	2,225	1,819	13,339
Net income	1,870	561	342	1	87	2,861
Total assets	32,773	21,476	13,546	59	7,499	75,167	[b]

a)	Segment data include revenue from both external and intersegment customers as presented in Note 20 to the consolidated financial statements, whereas Hydro-Québec’s revenue figure reflects the intersegment eliminations and adjustments presented in that same note.
b)	This figure reflects the intersegment eliminations and adjustments presented in Note 20 to the consolidated financial statements.

Note:	Some of the prior year’s data have been reclassified to conform to the presentation adopted in the current year.

Generation

Under the Energy Board Act, Hydro-Québec Production is required to provide Hydro-Québec Distribution with a base volume of up to 165 TWh of Heritage Pool Electricity annually. It may also compete for contracts under Hydro-Québec Distribution’s open tendering process and sells electricity on wholesale markets as well.

The division operates 63 generating stations. Its capital projects serve a twofold objective: to ensure the long-term operability of existing facilities and to continue development of Québec’s hydroelectric potential.

Operating Results

Hydro-Québec Production posted net income of $1,948 million in 2017, a $78-million increase compared to the previous year. Net electricity exports rose by $7 million to $1,575 million. As a result of an effective sales strategy, optimal management of generating and transmission facilities, and high runoff, the division recorded net exports of 34.4 TWh, a historic high and a 1.8-TWh increase over the previous record, set in 2016. Net electricity sales to Hydro-Québec Distribution amounted to $4,857 million, a $37-million increase that was mainly due to temperature variances. Taxes increased by $28 million, whereas financial expenses decreased by $32 million.

Electricity sales in Québec

Sales to Hydro-Québec Distribution

The total volume of electricity sales to Hydro-Québec Distribution was 159.2 TWh in 2017, compared to 159.1 TWh in 2016. Revenue from these sales increased by $37 million from the $4,820 million posted in 2016, mainly because of very cold temperatures in December 2017, which on average were 4°C below the climate normals, and also because of the indexing of Heritage Pool Electricity.

Electricity sales outside Québec

Electricity sales outside Québec amounted to $1,651 million, compared to $1,626 million the previous year.

Net electricity exports, which factor in short-term electricity purchases, generated $1,575 million in 2017, a $7-million increase compared to $1,568 million in 2016. They rose by 1.8 TWh to a historic volume of 34.4 TWh. The impact of this volume increase was partly offset, however, by the effect of the risk management strategy, which was less favorable in 2017 than in 2016.

Reservoir storage also reached a record level: 140.5 TWh as at December 31, 2017, compared to 138.2 TWh a year earlier. The energy reserve fully meets the criteria set for management of risks related to the security of the energy supply.

Electricity and fuel purchases

Electricity and fuel purchases totaled $970 million, comparable to the $960 million recorded in 2016.

Depreciation and amortization

Depreciation and amortization expense stood at $805 million in 2017, compared to $775 million the previous year. This $30-million increase is mainly due to the commissioning of property, plant and equipment, in particular the two units at Romaine-3 generating station in September 2017.

Taxes

Taxes were $876 million in 2017, compared to $848 million in 2016, as a result of a $28-million increase in water-power royalties on account of higher output and the indexing of the applicable rate.

Financial expenses

Financial expenses totaled $1,173 million in 2017, compared to $1,205 million the previous year. This decrease is partly due to the impact on working capital denominated in U.S. dollars of hedging operations carried out by the company to manage risks related to exchange rates.

Investing Activities

Investments in property, plant and equipment and intangible assets totaled $963 million in 2017. Of this amount, $561 million went toward development activities, mainly the continued construction of the Romaine hydroelectric complex, which reached another milestone in September with the commissioning of Romaine-3 generating station (395 MW).

Hydro-Québec Production also invested $402 million in asset sustainment and optimization. Ongoing work included refurbishment at Robert-Bourassa, Beauharnois, Carillon and Rapides-des-Quinze generating stations.

Transmission

Hydro-Québec TransÉnergie operates and develops Hydro-Québec’s power transmission system, one of the most extensive in North America. It markets system capacity and manages power flows throughout Québec, offering non-discriminatory access to its system to all market players in compliance with applicable regulatory requirements.

The division’s operations are regulated by the Energy Board.

Rate Cases

For 2017, the revenue authorized by the Energy Board for transmission rate-setting purposes totaled $3,248 million, namely $2,859 million for native-load transmission and $389 million for short- and long-term point-to-point transmission services. These amounts represent increases of $115 million and $20 million, respectively, compared to 2016.

For 2018, Hydro-Québec TransÉnergie filed an application with the Energy Board requesting revenue of $3,364 million, namely $2,960 million for native-load transmission and $404 million for short- and long-term point-to-point transmission services. The Energy Board’s decision regarding this application was issued in the first quarter of 2018 (see Energy Board decision in “Regulatory Framework – Transmission”).

Operating Results

Hydro-Québec TransÉnergie’s net income amounted to $554 million in 2017. Excluding the $27 million payable to customers under the earnings-sharing mechanism, the division’s adjusted net income was $581 million, compared to $561 million in 2016. The $115-million increase in revenue from native-load transmission service was partly offset by two main factors: an $81-million increase in depreciation and amortization expense related to the amortization of regulatory assets and liabilities in accordance with the terms approved by the Energy Board, and a $24-million increase in financial expenses.

Investing Activities

In 2017, Hydro-Québec TransÉnergie invested $1,971 million in property, plant and equipment and intangible assets, namely $569 million for growth projects and $1,402 million for asset sustainment and reliability projects. The purpose of growth projects is to connect new generating facilities to the grid and to increase transmission capacity in response to higher load demand and new customer requests. Asset sustainment and reliability projects involve keeping facilities in good operating condition, maintaining and improving service quality and complying with the legal and regulatory requirements for operating a power transmission system.

In the growth category, Hydro-Québec TransÉnergie invested $485 million in continuing the Chamouchouane–Bout-de-l’Île project: $407 million for the deployment of 735-kV lines extending approximately 400 km between Chamouchouane substation, in the Saguenay–Lac-Saint-Jean region, and the Montréal metropolitan loop, and $78 million for the construction of 735/120/25-kV Judith-Jasmin substation in the Lanaudière region (these amounts also include the project component related to transmission system sustainment and reliability). The division allocated a further $39 million to ongoing work to connect the Romaine complex as part of the expansion of the transmission system in the Minganie region, primarily construction of the line between the future Romaine-4 substation and Montagnais substation. In September 2017, the division also reached an important milestone in the project with the connection of Romaine-3 generating station (395 MW) to the grid. Finally, it continued to integrate the output from wind farms built in response to the calls for tenders issued by Hydro-Québec Distribution, for a total investment of $40 million.

In the asset sustainment and reliability category, Hydro-Québec TransÉnergie invested $279 million to complete the replacement of PK circuit breakers, begun in 2016. In 2017, it replaced a total of 208 such breakers at 32 transmission substations. In addition, it allocated $86 million (including the project’s growth component) to rebuilding De Lorimier substation and installing new tap lines for it, as well as $54 million (including the growth component) to rebuilding Gracefield substation and the 120-kV Paugan–Maniwaki line.

Distribution

Hydro-Québec Distribution provides electricity to the Québec market and delivers reliable power and quality services to its customers with a view to efficiency and sustainable development. In this context, it also promotes energy efficiency among its customers.

The division’s activities are regulated by the Energy Board, which has exclusive jurisdiction to set electricity rates. These rates are established in such a way as to permit service cost recovery and a reasonable return on the rate base.

Rate Cases

In March 2017, the Energy Board authorized an average increase of 0.7% in all our electricity rates except the large-power industrial rate (Rate L), for which the increase was set at 0.2%. In accordance with the Energy Board Act, the indexing of the price of Heritage Pool Electricity does not apply to Rate L customers, which explains the smaller increase. The new rates went into effect on April 1, 2017.

In July, Hydro-Québec Distribution filed an application with the Energy Board for a 1.1% rate adjustment for all customers except those at Rate L, for which the requested adjustment was 0.8%. The new rates would take effect on April 1, 2018. The main reasons for the 1.1% adjustment are the financial impact of the commissioning of high-voltage transmission facilities to provide secure, reliable service; the increase in certain distribution costs, particularly amounts allocated for vegetation control to prevent outages; and the higher cost of electricity purchases. Other factors, such as sales growth resulting partly from the strategy to attract data centers to Québec, as well as the impact of milder temperatures in the winters of 2015–2016 and 2016–2017, limited the requested increase.

The cumulative average rate adjustment index for 1998 to 2017 is 130.8, while the Consumer Price Index for the same period is 142.8.

The Energy Board’s ruling on the rate application was issued in March 2018 (see Energy Board decision in “Regulatory Framework – Distribution”).

Supplying the Québec Market

Hydro-Québec Distribution depends on various sources to supply the Québec market, mainly the heritage pool of 165 TWh, which it purchases from Hydro-Québec Production. It also issues short- and long-term calls for tenders.

For requirements of less than three months, the division may also buy electricity directly on the market, without tendering, under an authorization granted by the Energy Board. For unforeseen needs that cannot be met otherwise, it relies on a framework agreement with Hydro-Québec Production that covers the period from January 1, 2017, to December 31, 2019. The Energy Board approved this agreement in September 2016.

In October 2017, Hydro-Québec Distribution filed a first progress report on the Electricity Supply Plan 2017–2026 with the Energy Board. This follow-up provided an updated demand forecast for the Québec market and outlined the events that have influenced supply planning and the division’s actions since the plan was filed in November 2016.

Hydro-Québec Distribution is also continuing its efforts to promote energy efficiency. Among other things, it has developed an integrated offer based on an educational approach that encourages customers to make lasting changes in their habits. In addition, the division constantly adjusts its programs according to market needs and the company’s requirements, and ensures that its initiatives are in line with those of its various partners.

Operating Results

Hydro-Québec Distribution recorded net income of $333 million in 2017. Excluding the $18 million payable to customers recognized under the earnings-sharing mechanism, the division’s adjusted net income was $351 million, compared to $342 million in 2016. Revenue from electricity sales increased by $190 million on account of three main factors: lower temperatures in December 2017 than in December 2016; higher baseload demand; and the rate adjustments of April 1, 2016 and 2017. In addition, the change in the net amounts that we are entitled to receive from customers or are required to pay to them in connection with temperatures had a positive impact of $50 million on other revenue. Electricity purchases, the related transmission costs and fuel purchases were $290 million higher because of an increase in supplies purchased from Hydro-Québec Production and from third parties, and transmission costs incurred with Hydro-Québec TransÉnergie were higher as well. Depreciation and amortization expense decreased by $27 million.

ELECTRICITY SALES IN QUÉBEC BY SEGMENT

		Sales volume			Sales revenue
	2017	2017-2016 change		2017	2017-2016 change
Market segment	TWh	TWh	%	$M	$M	%
Residential	66.1	1.0	1.5	5,285	130	2.5
Commercial, institutional and small industrial	45.8	0.3	0.7	3,873	31	0.8
Large industrial	53.7	0.1	0.2	2,288	23	1.0
Other	5.1	–	–	317	6	1.9
Total	170.7	1.4	0.8	11,763	190	1.6

FACTORS IN THE 2017–2016 CHANGE IN SALES BY SEGMENT

	Volume effects							Price effects			Total
	Baseload demand		Temperatures		February 29		Total	Rate adjustments	Other	Total
Market segment	TWh	$M	TWh	$M	TWh	$M	$M	$M	$M	$M	$M
Residential	0.8	73	0.5	45	(0.3)	(22)	96	38	(4)	34	130
Commercial, institutional and small industrial	0.4	30	0.1	7	(0.2)	(12)	25	26	(20)	6	31
Large industrial	0.2	19	–	–	(0.1)	(6)	13	2	8	10	23
Other	–	1	–	1	–	(1)	1	4	1	5	6
Total	1.4	123	0.6	53	(0.6)	(41)	135	70	(15)	55	190

Electricity sales in Québec

Electricity sales revenue reached $11,763 million, a $190-million increase over 2016 that was mainly due to temperature variances, higher baseload demand and the rate adjustments of April 1, 2016 and 2017.

Sales volume totaled 170.7 TWh, compared to 169.3 TWh in 2016, an increase of 1.4 TWh. First, temperature variances, most pronounced in April and December, led to a 0.6-TWh, or $53-million, increase in electricity sales. In 2016, April temperatures were 3°C below climate normals, giving rise to additional sales of $63 million, whereas they were closer to normal in 2017. Conversely, December temperatures were exceptionally cold in 2017, resulting in additional sales of $97 million. Second, baseload demand grew by 1.4 TWh, or $123 million, particularly in the residential segment, where it increased by 0.8 TWh, mainly because of the larger number of customer accounts. However, these factors were partly offset by the fact that 2016 was a leap year, and sales of 0.6 TWh, or $41 million, were made on February 29.

Other revenue

The change in the net amounts that we are entitled to receive from customers or are required to pay to them, recognized as other revenue, was $15 million in 2017. This positive change results mainly from temperature variances net of amortization; that is, revenue variances related to climate conditions and electricity supply cost variances, which had an overall positive impact of $50 million in 2017 compared to 2016.

Moreover, 2017 was the first year of implementation of the earnings-sharing mechanism approved by the Energy Board, under which we share with customers the excess earnings realized during the year over and above the authorized rate of return. Hydro-Québec Distribution therefore recognized an amount of $18 million payable to customers.

Electricity purchases, transmission costs and fuel purchases

Electricity purchases, related transmission costs and fuel purchases increased by $290 million compared to 2016. Supplies from Hydro-Québec Production increased by $37 million under the combined effect of temperatures and the indexing of the heritage pool price in accordance with the Energy Board Act. Supplies from third parties rose by $154 million, on account of a $131-million, or 1.3-TWh, increase in wind power purchases, mainly due to the commissioning of three new wind farms at the end of 2016. Finally, native-load transmission costs incurred with Hydro-Québec TransÉnergie increased by $115 million.

Depreciation and amortization

Depreciation and amortization expense totaled $752 million, compared to $779 million in 2016. This $27-million difference is mainly due to a reduction in the amounts recognized for asset retirement and a decrease in amortization of costs related to energy efficiency initiatives.

Investing Activities

In 2017, Hydro-Québec Distribution’s investments in property, plant and equipment and intangible assets totaled $650 million.

Of this amount, $305 million was allocated to handling growth in the Québec customer base, including $189 million for customer connections. The division also invested $283 million in asset sustainment.

Construction

The Construction segment consists of activities related to projects carried out by Hydro-Québec Innovation, équipement et services partagés1 and by SEBJ.

Hydro-Québec Innovation, équipement et services partagés is responsible for construction and refurbishment projects throughout Québec, except in the territory governed by the JBNQA. SEBJ builds generating facilities in the territory governed by the JBNQA (north of the 49th parallel) and may also carry out certain projects elsewhere in Québec and outside the province.

As engineering, construction and environmental specialists, Hydro-Québec Innovation, équipement et services partagés and SEBJ offer Hydro-Québec Production and Hydro-Québec TransÉnergie a variety of services needed for draft-design studies, impact assessments and other undertakings in the context of energy-related projects. These services include technical and scientific surveys, planning, cost estimates, design, architecture, geomatics and quality control.

Volume of Activity

Hydro-Québec Innovation, équipement et services partagés and SEBJ carried out projects worth a total of $2,480 million in 2017, compared to $2,225 million the previous year. The high volume is attributable to several large-scale projects. Work done for Hydro-Québec Production totaled $744 million, compared to $746 million in 2016, while work done for Hydro-Québec TransÉnergie totaled $1,671 million, compared to $1,419 million.

Main projects

In the area of power generation, Hydro-Québec Innovation, équipement et services partagés continued construction of the Romaine hydroelectric complex and refurbishment of the structures at Beauharnois generating station. The division also completed refurbishment of a unit at Robert-Bourassa generating station. For Hydro-Québec TransÉnergie, ongoing mandates included the connection of the Romaine complex, completing the construction of Romaine-3 substation and carrying on work at Montagnais substation and the future Romaine-4 substation. It also continued replacing transformers at Manicouagan substation, as well as rebuilding De Lorimier and Saint-Patrick substations and deploying related lines. Construction of Judith-Jasmin substation and the lines that are expected to connect Chamouchouane substation to the Montréal metropolitan loop under the 735-kV Chamouchouane–Bout-de-l’Île project continued to advance as well. In the asset sustainment and reliability category, Hydro-Québec TransÉnergie completed the replacement of PK circuit breakers. Finally, the division worked on upgrading various facilities in the main transmission system while pursuing other projects to increase transmission system capacity.

Corporate and Other Activities

The Corporate and Other Activities heading includes all corporate activities, as well as the Vice-présidence – Technologies de l’information et des communications, Vice-présidence – Développement des affaires, Direction principale – Centre de services partagés, Direction principale – Approvisionnement stratégique, Direction principale – Institut de recherche d’Hydro-Québec, and Centre d’excellence en électrification des transports et en stockage d’énergie.

Results

Corporate and Other Activities recorded net income of $11 million in 2017.

1.	The operations of the Direction principale – Institut de recherche d’Hydro-Québec, Centre d’excellence en électrification des transports et en stockage d’énergie, Direction principale – Centre de services partagés and Direction principale – Approvisionnement stratégique are included under Corporate and Other Activities.

Corporate activities

Corporate activities consist of the Groupe – Direction financière et contrôle, Vice-présidence –Affaires corporatives et secrétariat général, Vice-présidence – Affaires juridiques, Vice-présidence – Communications et affaires gouvernementales, Vice-présidence – Financement, trésorerie et caisse de retraite, Vice-présidence – Ressources humaines and Vice-présidence – Transformation, santé et sécurité.

The Groupe – Direction financière et contrôle is responsible for overseeing financial, regulatory and management accounting frameworks as well as integrated business risk management. It also has the task of producing and analyzing our consolidated financial statements. Its other duties include financial planning, taxation, control and disbursements related to employees, retirees and suppliers.

The Vice-présidence – Affaires corporatives et secrétariat général provides administrative support to our Board of Directors and the boards of our subsidiaries. It also develops strategies and guidelines and provides advisory services in the areas of corporate affairs, ethics, access to information, governance, the environment and sustainable development, as well as document management.

The Vice-présidence – Affaires juridiques provides legal services, advice and opinions to Hydro-Québec and its subsidiaries. It negotiates, drafts and reviews the contracts and agreements they require in the course of their operations and protects their interests in business matters and disputes, including court cases and matters involving regulators such as the Energy Board.

The Vice-présidence – Communications et affaires gouvernementales develops strategies and provides support and advisory services in the areas of communications and public affairs, as well as relations with governments, communities and partner organizations. It is also tasked with monitoring our corporate image and reputation.

The Vice-présidence – Financement, trésorerie et caisse de retraite is in charge of meeting our financing requirements, managing our treasury and maintaining relations with our bondholders and rating agencies. It also acts as trustee of our pension fund. In 2017, the pension fund’s rate of return was 10.7%, driven in particular by the strong performance of the stock portfolio. Over the past 10 years, it has posted an average annual return of 7.6%, placing it in the first quartile of Canadian pension funds of comparable size. As at December 31, 2016, the date of the most recent actuarial valuation, the pension plan showed a funding surplus of $5.2 billion, which means that the assets held on that date were sufficient to cover future pension costs as well as the stabilization provision established under the requirements of the Act to amend the Supplemental Pension Plans Act mainly with respect to the funding of defined benefit pension plans. The pension plan’s funding ratio was 129.1% at that time.

The Vice-présidence – Ressources humaines develops strategies, guidelines, frameworks, corporate programs and objectives in matters pertaining to human resources management, labor relations, compensation and employee benefits, organizational performance, as well as training and skills development. It also seeks to ensure that Management can count on optimum human resources conditions. Moreover, it is responsible for all measures to ensure the protection of personnel and third parties as well as the security of our assets, facilities, and information and communication technologies.

The Vice-présidence – Transformation, santé et sécurité is responsible for spearheading efforts to transform the corporate culture and improve performance, as well as overseeing occupational health and safety. In this regard, it develops strategies and objectives and provides advisory services pertaining to the prevention of absenteeism and occupational illness and accidents, and promotes measures and behaviors that help to ensure worker health and safety.

Vice-présidence – Technologies de l’information et des communications

The mandate of the Vice-présidence – Technologies de l’information et des communications is to design, build, deploy, operate and evolve our information and telecommunications networks, systems, applications and infrastructure. With this in mind, it continues to implement an integrated vision with respect to governance, architecture, development and operations, with particular attention to cybersecurity. It also offers the divisions and corporate units technology solutions designed to support the operation of the power system and to increase their productivity and efficiency, thereby contributing to the company’s overall performance.

In 2017, this unit posted revenue of $644 million, compared to $666 million in 2016.

Investing activities

In 2017, the investments made by the Vice-présidence – Technologies de l’information et des communications totaled $115 million and were allocated to maintaining asset quality.

Vice-présidence – Développement des affaires

The mandate of the Vice-présidence – Développement des affaires is to prospect for business opportunities and act on them so that we can not only increase our operating revenue and income from markets outside Québec, but also play a leading role in the global energy transition. In concrete terms, the unit is constantly on the lookout for potential international investments in the form of acquisitions, stakes or long-term partnerships that are expected to leverage our expertise in hydroelectric generation and power transmission. In addition, it is actively involved in developing our export markets by highlighting the benefits of Québec hydropower and orchestrating the marketing of our technological innovations. Finally, it supports our initiatives in transportation electrification while piloting the expansion of the Electric Circuit in Québec and neighboring markets.

Direction principale – Institut de recherche d’Hydro-Québec

The Direction principale – Institut de recherche d’Hydro-Québec, which is part of Hydro-Québec Innovation, équipement et services partagés, develops and adapts leading-edge technology solutions according to our business requirements and objectives. It provides technical assistance to the divisions and carries out innovation projects to support their operations and ensure our long-term development.

Centre d’excellence en électrification des transports et en stockage d’énergie

The Centre d’excellence en électrification des transports et en stockage d’énergie, which is part of Hydro-Québec Innovation, équipement et services partagés, was set up in 2017. It conducts research and development on battery materials.

Direction principale – Centre de services partagés and Direction principale – Approvisionnement stratégique

The Direction principale – Centre de services partagés and Direction principale – Approvisionnement stratégique are also part of Hydro-Québec Innovation, équipement et services partagés. The Direction principale – Centre de services partagés offers services pertaining to real estate management and materials management, as well as transportation and other specialized services, in order to contribute to our performance. The Direction principale – Approvisionnement stratégique provides procurement guidelines, products and services to the entire company, in line with best practices.

The revenue of these two units totaled $480 million in 2017, compared to $481 million in 2016.

INTEGRATED BUSINESS RISK MANAGEMENT

We apply an integrated business risk management process as part of our ongoing activities. This process is supported by various control, communication and assessment mechanisms that enable it to monitor risk developments on a dynamic basis.

Our divisions and corporate units are central to the process. As part of their ongoing activities, they manage the risks to which they are exposed and reassess them on a regular basis, daily in some cases. In concrete terms, each division and corporate unit must identify and assess its main risks and then develop and apply mitigation measures to ensure that residual risks are at a level acceptable to us. The divisions and corporate units report monthly on their risk management activities and follow-up to the Management Committee, which then acts as a risk management committee to provide overall monitoring of business risks. This approach makes it possible to create a consolidated portfolio of residual business risks during the annual planning process. The consolidated portfolio is presented to the Board of Directors with the Business Plan, which includes a sensitivity analysis indicating the impact of certain risks on projected net income.

Financial Risks

In the course of our operations, we carry out transactions that expose us to certain financial risks, such as market, liquidity and credit risk. Systematic follow-up and the adoption of strategies that include the use of derivative instruments considerably reduce exposure to such risks and their impact on the company’s results.

To manage market and credit risk, a team of specialists that is independent of the units carrying out the transactions constantly monitors a number of indicators related to financial and energy transactions, recommends strategies and applies controls aimed at reducing risk.

Market risk

Our results are subject to three main types of market risk: currency risk, interest rate risk and risk associated with energy and aluminum prices. Fluctuations in the Canadian dollar’s exchange rate relative to the U.S. dollar affect revenue from sales denominated in U.S. dollars, as well as the cost of U.S. dollar–denominated debt. Interest rate fluctuations affect financial expenses and pension costs. Finally, energy price fluctuations affect revenue from wholesale markets, while aluminum price fluctuations have an impact on revenue from special contracts with certain large industrial customers in Québec.

The three types of market risk are subject to active integrated management based mainly on the use of derivative financial instruments. The purpose of such management is to limit the impact of market risk on our results, according to strategies and criteria established based on our risk tolerance. In addition, market risk over the medium and long term is mitigated by the offsetting effect between the impact of a general increase or decrease in interest rates on financial expenses, on the one hand, and the impact of such an increase or decrease on pension costs, on the other.

Our pension costs are also subject to the risk of fluctuation in the fair value of investments held in the pension fund portfolio. To manage this risk, we rely on asset diversification and on investment management strategies that include the use of derivatives.

Liquidity risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with its financial liabilities. This type of risk may translate into difficulties accessing sources of financing for its investment program.

Our liquidity risk is mitigated by several factors, including substantial cash flows generated by operating activities, access to a preauthorized standby credit facility and a diversified portfolio of highly liquid financial instruments.

Credit risk

Credit risk is the risk that a counterparty may not meet its contractual obligations. We are exposed to credit risk related to receivables through ongoing electricity sales in Québec. These sales are billed at rates that provide for the recovery of the cost of service according to the terms approved by the Energy Board. We are also exposed to credit risk related to cash and cash equivalents, short-term investments and the sinking fund, as well as derivative instruments traded with financial institutions and other issuers and, to a lesser extent, with North American energy companies under Hydro-Québec Distribution supply contracts and Hydro-Québec Production energy transactions on markets outside Québec.

Exposure to credit risk is mitigated by the implementation of limits and frameworks for risk concentration and level of exposure by counterparty. To ensure compliance with such limits and frameworks, we take a proactive approach based on various controls and monitoring reports. These enable us to react quickly to any event that could have an impact on the financial position of our counterparties. In addition, the company generally does business with counterparties that have a high credit rating. We also enter into credit agreements to keep the market value of the main portfolios of derivative instruments below a predetermined threshold.

Regulatory Risks

We are exposed to regulatory risks because, under the Energy Board Act, our activities related to electricity transmission and distribution are regulated. The decisions handed down by the Energy Board may therefore affect the results of Hydro-Québec TransÉnergie and Hydro-Québec Distribution. The Act also stipulates that rates are determined on a basis that allows for recovery of the cost of service and provides a reasonable return on the rate base.

Various measures have been put in place to reduce the impact of regulatory risks on these two divisions’ results. These measures include submitting complete and convincing files to the Energy Board and maintaining a constructive dialogue with the Energy Board and other intervenors, particularly in the context of work sessions.

Operational Risks

Generation

One of the principal uncertainties that we face relates to natural water inflows. Hydro-Québec Production must ensure that it is able to meet its commitments to supply an annual base volume of up to 165 TWh of Heritage Pool Electricity to Hydro-Québec Distribution and fulfill its contractual obligations. In concrete terms, this means being able to cover a natural inflow deficit of 64 TWh over two consecutive years, and 98 TWh over four consecutive years. To manage this risk, the division applies a variety of mitigation measures and closely monitors them. It therefore manages its reservoir storage on a multiyear basis and maintains an adequate margin between its generating capacity and its commitments. This allows the division to compensate for variations in runoff, replenish its reserves or take advantage of business opportunities. We regularly report to the Energy Board on the generating capacity and energy reserve of Hydro-Québec Production.

In addition to runoff uncertainties, Hydro-Québec Production’s export activities on wholesale markets are subject to market risk and the risk of unavailability of generating and transmission equipment. Market risk results from fluctuations in energy prices on markets outside Québec, and is mitigated by ongoing monitoring of trends in wholesale markets and the use of hedging derivative instruments. The risk of unavailability of generating and transmission equipment is mitigated through maintenance and upgrade programs.

Hydro-Québec Production is also exposed to the risk of temperature variations and changes in Québec market demand compared to forecasts. These factors have an impact on the division’s electricity sales to Hydro-Québec Distribution and may affect the volume available for its export sales.

The risks related to Hydro-Québec Production’s export activities are quantified in an integrated manner by a team of specialists that is independent of the unit carrying out the transactions. This team sees to the application of controls, presents daily reports to Senior Management and ensures compliance with the limits approved by Management and the Board of Directors.

Transmission

Several factors, such as extreme weather and equipment failure, may cause service interruptions or result in the unavailability of part of the transmission system. The multifaceted strategy adopted by Hydro-Québec TransÉnergie to prevent these problems includes implementing the standards of the North American Electric Reliability Corporation (NERC) and the Northeast Power Coordinating Council (NPCC), as well as measures to maintain and improve its transmission facilities and optimize their useful life. It is worth noting in this regard that Hydro-Québec TransÉnergie’s Direction – Contrôle des mouvements d’énergie (system control unit) is Reliability Coordinator for transmission systems in Québec, a role it was assigned by the Energy Board in 2007.

Hydro-Québec TransÉnergie must provide adequate transmission capacity to supply Hydro-Québec Distribution and other customers, while also ensuring transmission system security and reliability. To do so, the division relies, among other things, on a transmission asset management model and on a process for optimal management of annual peak load.

Distribution

The continuity of power distribution is the main risk to which Hydro-Québec Distribution is exposed. To maintain power quality, the division makes ongoing investments in its system to modernize and automate it and enhance its security. It also relies on vegetation control, the implementation of an asset maintenance program and a strategy for asset renewal, as well as compliance with applicable standards for overhead and underground systems. To reduce the length of service interruptions, the vast majority of which are caused by adverse weather conditions, the division has adopted new technologies for rapid detection of outages, remote management of certain incidents and faster service restoration.

Hydro-Québec Distribution must also deal with fluctuations in demand (under normal weather conditions) due to the economic and energy situation, which have an impact on results. When demand is lower than the forecasts presented in the rate filing, the division cannot recover from customers all the costs related to power distribution and power transmission through the Hydro-Québec TransÉnergie system. To counter the impact of this risk, the division constantly fine-tunes its method of forecasting demand for electricity.

Construction

One of the key risks that Hydro-Québec Innovation, équipement et services partagés must deal with is occupational health and safety in construction. In 2017, the division moved to increase jobsite safety. With this goal in mind, it reviewed all its practices, particularly concerning the prevention of serious or fatal accidents, and deployed an action plan at all its jobsites. This new approach led to the introduction of ways to identify and manage health and safety risks and should be monitored in 2018 and subsequent years.

Pressure on construction project costs is another risk to which the division is constantly exposed. This pressure is due to such factors as the rising cost of labor in the construction industry, higher prices for certain materials or products, and events that affect project schedules (late deliveries, poor quality, work stoppages).

To meet its commitments and continue to apply high safety and quality standards, the division has implemented a number of measures that reduce its risk exposure. Specifically, it closely monitors project schedules, costs and the main deliverables, an approach that enables it to ensure that projects are progressing as planned or to take any necessary corrective action. It also maintains ongoing relations with the relevant organizations and government departments to stay abreast of future amendments to laws and regulations that could affect projects. In addition, it develops procurement strategies that promote competition, sustainable supplies and maintaining expertise in its markets, and it adjusts its project completion strategies according to economic conditions, in consultation with its customers.

Finally, trade agreements between Québec and Ontario and between Canada and the European Union may affect our procurement processes, particularly regarding security, confidentiality of information and how requirements are defined.

Corporate and Other Activities

Health and safety

The safety of individuals (employees, suppliers and the public) and the security of our assets, including information and communication technologies (ICT), are key concerns for us. To manage this issue, we rely on a multidisciplinary team of experts who continuously monitor our facilities, anticipate and analyze threats, maintain a close watch on related risks, regularly assess the mitigation measures in place and deploy new strategies based on changes in the social and business environment as well as emerging trends in security. Our security model is based on anticipation, detection, dissuasion, intervention and restoration. It is also rooted in an integrated security culture that relies on cooperation and awareness on the part of our managers, employees and internal and external partners.

We have also always maintained high occupational health and safety standards. However, certain recent events and the results of an analysis of our health and safety practices conducted by a consulting firm in 2017 revealed areas for improvement that led us to review our procedures and strive to do more than simply apply the standards in effect, both on jobsites and throughout our company.

To ensure more proactive management in this area, we launched concrete initiatives that should continue over the coming years. These initiatives are intended to build a health and safety culture based on the engagement and accountability of all our units and stakeholders, sound behaviors and shared values, unifying leadership and increased manager presence on the ground, and improving our ability to identify risks, implement effective means of control and learn from any health and safety–related incidents.

The protection of information, ICT systems and intellectual property is another major issue. The creation, in 2016, of a corporate ICT security monitoring center enabled us to improve our capacity and fine-tune our methods for monitoring and detecting malicious behavior directed at the power system or at corporate systems and information.

Finally, we have a corporate emergency response plan to ensure the continuity of our operations and our mission in case of an exceptional event. The corporate plan integrates our business units’ emergency response plans and activities with the aim of strengthening and improving coordination of the efforts of all internal and external responders, including public authorities.

Business development and investment outside Québec

In keeping with the strategies set out in the Strategic Plan 2016–2020, we have undertaken to expand our operations on markets outside Québec with a view to enhancing our profitability. The growth avenues we are exploring involve developing our export markets, commercializing our technological innovations and building partnerships, making acquisitions or acquiring interests outside Québec. To successfully implement our international expansion projects, we adopted a business opportunity analysis process that should enable us to identify the related risks and manage them proactively.

Environment

Environmental protection and conservation are also among our main priorities. The majority of activities that have a significant impact on the environment are governed by an ISO 14001–certified environmental management system. In addition, every year, we review our management of environmental issues and provide an overview of the situation in this regard in our Sustainability Report.

INDEPENDENT AUDITORS’ REPORT

To the Minister of Finance of Québec:

REPORT ON CONSOLIDATED FINANCIAL STATEMENTS

We have audited the accompanying consolidated financial statements of Hydro-Québec, which comprise the consolidated balance sheets as at December 31, 2017 and 2016, the consolidated statements of operations, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2017, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with United States generally accepted accounting principles, and for such internal control as Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by Management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Hydro-Québec as at December 31, 2017 and 2016, and its consolidated results of operations and its consolidated cash flows for each of the years in the three-year period ended December 31, 2017, in accordance with United States generally accepted accounting principles.

REPORT ON OTHER LEGAL AND REGULATORY REQUIREMENTS

As required by the Auditor General Act (CQLR, c. V-5.01), we report that, in our opinion, except for the changes in accounting policies described in Note 2 to the consolidated financial statements, these principles have been applied for the year ended December 31, 2017, on a basis consistent with the previous year.

/s/ KPMG LLP[1]	/s/ Ernst & Young LLP[2]	/s/ Guylaine Leclerc, FCPA auditor, FCA
Auditor General of Québec

Montréal, Québec

February 16, 2018

1. FCPA auditor, FCA, public accountancy permit No. A110618

2. CPA auditor, CA, public accountancy permit No. A129122

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31 In millions of Canadian dollars	Notes	2017	2016	2015

Revenue		13,468	13,339	13,754

Expenditure
Operations		2,664	2,671	2,559
Other components of employee future benefit cost	2, 18	(322)	(233)	(32)
Electricity and fuel purchases		2,005	1,866	1,938
Depreciation and amortization	4	2,686	2,597	2,713
Taxes	5	1,076	1,045	980
		8,109	7,946	8,158
Income before financial expenses		5,359	5,393	5,596
Financial expenses	6	2,513	2,532	2,449

Net income		2,846	2,861	3,147

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31 In millions of Canadian dollars	Notes	2017	2016	2015

Net income		2,846	2,861	3,147

Other comprehensive income	16
Net change in items designated as cash flow hedges	15	(271)	(368)	420
Net change in employee future benefits	18	(387)	(121)	307
Translation differences in financial statements of foreign operations		(2)	3	–
		(660)	(486)	727

Comprehensive income		2,186	2,375	3,874

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

As at December 31 In millions of Canadian dollars	Notes	2017	2016

ASSETS
Current assets
Cash and cash equivalents		537	1,243
Short-term investments		1,112	2,184
Accounts receivable and other receivables	15	2,486	2,049
Derivative instruments	15	69	100
Regulatory assets	3	124	123
Materials, fuel and supplies		228	219
		4,556	5,918

Property, plant and equipment	7	63,990	62,691
Intangible assets	8	871	938
Investments	9	890	884
Derivative instruments	15	19	284
Regulatory assets	3	4,717	4,237
Other assets	10	687	215
		75,730	75,167

LIABILITIES
Current liabilities
Borrowings		8	7
Accounts payable and accrued liabilities		2,508	2,199
Dividend payable	16	2,135	2,146
Accrued interest		895	894
Asset retirement obligations	11	65	86
Derivative instruments	15	187	152
Current portion of long-term debt	12	1,183	1,398
		6,981	6,882

Long-term debt	12	43,825	44,218
Asset retirement obligations	11	799	774
Derivative instruments	15	22	13
Regulatory liabilities	3	366	381
Other liabilities	13	3,731	2,902
Perpetual debt	14	251	293
		55,975	55,463

EQUITY	16
Share capital		4,374	4,374
Retained earnings		17,972	17,261
Accumulated other comprehensive income		(2,591)	(1,931)
		19,755	19,704
		75,730	75,167

Commitments and contingencies	19

The accompanying notes are an integral part of the consolidated financial statements.

On behalf of the Board of Directors,

/s/ Michelle Cormier	/s/ Michael D. Penner
Chair of the Audit Committee	Chairman of the Board

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Years ended December 31 In millions of Canadian dollars	Note	Share capital	Retained earnings	Accumulated other comprehensive income	Total equity

Balance as at January 1, 2017		4,374	17,261	(1,931)	19,704

Net income		–	2,846	–	2,846
Other comprehensive income	16	–	–	(660)	(660)
Dividend	16	–	(2,135)	–	(2,135)
Balance as at December 31, 2017		4,374	17,972	(2,591)	19,755

Balance as at January 1, 2016		4,374	16,546	(1,445)	19,475

Net income		–	2,861	–	2,861
Other comprehensive income	16	–	–	(486)	(486)
Dividend	16	–	(2,146)	–	(2,146)
Balance as at December 31, 2016		4,374	17,261	(1,931)	19,704

Balance as at January 1, 2015		4,374	15,759	(2,172)	17,961

Net income		–	3,147	–	3,147
Other comprehensive income	16	–	–	727	727
Dividend	16	–	(2,360)	–	(2,360)
Balance as at December 31, 2015		4,374	16,546	(1,445)	19,475

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31 In millions of Canadian dollars	Notes	2017	2016	2015

Operating activities
Net income		2,846	2,861	3,147
Adjustments to determine net cash flows from operating activities
Depreciation and amortization	4	2,686	2,597	2,713
Amortization of premiums, discounts and issue expenses related to debt securities		190	173	159
(Deficit) excess of net cost recognized with respect to amounts paid for employee future benefits		(200)	(146)	161
Other		470	299	209
Regulatory assets and liabilities		(175)	(301)	(56)
Change in non-cash working capital items	17	(239)	21	(98)
		5,578	5,504	6,235

Investing activities
Additions to property, plant and equipment		(3,647)	(3,363)	(3,340)
Additions to intangible assets		(107)	(97)	(100)
Net change in short-term investments and sinking fund	10	492	(272)	(218)
Other		15	39	14
		(3,247)	(3,693)	(3,644)

Financing activities
Issuance of long-term debt		1,207	2,011	13
Repayment of long-term debt		(1,417)	(1,927)	(1,044)
Cash receipts arising from credit risk management		4,964	10,312	8,220
Cash payments arising from credit risk management		(5,596)	(11,093)	(6,397)
Net change in borrowings		(8)	(6)	(19)
Dividend paid		(2,146)	(2,360)	(2,535)
Other		(31)	(137)	486
		(3,027)	(3,200)	(1,276)
Foreign currency effect on cash and cash equivalents		(10)	(16)	62

Net change in cash and cash equivalents		(706)	(1,405)	1,377

Cash and cash equivalents, beginning of year		1,243	2,648	1,271

Cash and cash equivalents, end of year		537	1,243	2,648

Supplementary cash flow information	17

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2017, 2016 and 2015

Amounts in tables are in millions of Canadian dollars, unless otherwise indicated.

Under the provisions of the Hydro-Québec Act, Hydro-Québec is mandated to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy. Hydro-Québec is required, in particular, to supply a base volume of up to 165 TWh a year of heritage pool electricity for the Québec market, as set out in the Act Respecting the Régie de l’énergie. As a government corporation, Hydro-Québec is exempt from paying income taxes in Canada.

Note 1	Significant Accounting Policies

Hydro-Québec’s consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

Management is of the opinion that these consolidated financial statements present fairly, in all material respects, the consolidated financial position of Hydro-Québec.

Management has reviewed events occurring until February 16, 2018, the date of approval of these consolidated financial statements by the Board of Directors, to determine whether circumstances warranted consideration of events subsequent to the balance sheet date.

REGULATION

The Act respecting the Régie de l’énergie grants the Régie de l’énergie (the “Régie”) exclusive authority to determine or modify the rates and conditions under which electricity is transmitted and distributed by Hydro-Québec. Hydro-Québec’s electricity transmission and distribution activities in Québec are therefore regulated. Under this legislation, rates are set by reasoned decision of three commissioners after public hearings. Moreover, the Act stipulates that rates are determined on a basis that allows for recovery of the cost of service and provides a reasonable return on the rate base. Under an earnings-sharing mechanism applied since 2017, any return in excess of the authorized returns of the Transmission Provider and the Distributor is shared equally with customers for the first 100 basis points and is split 75/25 in their favor for any portion of the variance exceeding 100 basis points.

Under U.S. GAAP, it is acknowledged that rate regulation may affect the timing of the recognition of certain transactions in the consolidated results, giving rise to the recognition of regulatory assets and liabilities, which Hydro-Québec considers it is likely to recover or settle subsequently through the rate-setting process.

When the Transmission Provider or the Distributor determines that certain costs incurred may likely be recovered in future rates, such costs are deferred and recognized as assets. When it is probable that the Transmission Provider or the Distributor will be required to reimburse customers, or when costs have been recovered but will be incurred in the future, a liability is recognized. The balances of these assets and liabilities are amortized over the recovery periods approved by the Régie.

SCOPE OF CONSOLIDATION

The consolidated financial statements include the accounts of Hydro-Québec and its subsidiaries as well as those of variable interest entities where Hydro-Québec is the primary beneficiary. All intercompany balances and transactions were eliminated at the time of consolidation.

Investments in joint ventures are accounted for on an equity basis. These investments are initially recognized at cost, and their carrying amount is increased or decreased by an amount equal to Hydro-Québec’s share of the changes in the joint ventures’ net assets after the date of acquisition. Hydro-Québec’s share of the joint ventures’ results is recognized in results. Dividends received from the joint ventures are applied against the carrying amount of the investments.

Note 1	Significant Accounting Policies (continued)

USE OF ESTIMATES

The preparation of financial statements in accordance with U.S. GAAP requires that Management make estimates and assumptions that affect the amounts recognized as assets and liabilities, the disclosures regarding contingent assets and liabilities at the date of the consolidated financial statements and the amounts recognized as revenue and expenditure for the years at issue. The estimates relate, among other things, to revenue, which includes estimated amounts for electricity delivered but not billed; the carrying amount of regulatory assets and liabilities; fair value measurements of financial instruments; the useful life of property, plant and equipment and intangible assets for calculating the depreciation and amortization expense; as well as cash flows, the expected timing of payments, and the discount rates used to determine asset retirement obligations and employee future benefit liabilities. These rates are based on economic and actuarial assumptions. Actual results could differ from those estimates and such differences could be significant.

REVENUE

Hydro-Québec supplies the Québec market with electricity and also sells power on wholesale markets in Canada and the United States. In addition, it is active in arbitrage transactions. Revenue from electricity sales and arbitrage transactions is recognized on delivery. Arbitrage transactions are recognized net of related electricity purchases.

Revenue also includes certain amounts that Hydro-Québec is entitled to receive from customers or is required to pay to them in the future. These amounts relate, among other things, to electricity supply costs and to revenue related to climate conditions. These items give rise to financial assets and liabilities that are reported in Accounts receivable and other receivables and Other assets or in Accounts payable and accrued liabilities and Other liabilities, based on their maturities.

Other revenue is recognized on delivery of the goods or services.

FOREIGN CURRENCY TRANSLATION

Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the exchange rate in effect at the balance sheet date, and non-monetary items are translated at the historical exchange rate. Revenue and expenditure arising from foreign currency transactions are translated into Canadian dollars at the exchange rate in effect at the transaction date. The exchange gains or losses resulting from the translation of monetary items are included in results.

The financial statements of foreign operations whose functional currency is not the Canadian dollar are translated according to the current rate method. Under this method, assets and liabilities are translated into Canadian dollars at the exchange rate in effect at the balance sheet date, and revenue and expenditure are translated at the average exchange rate in effect during the period. The exchange gains or losses resulting from the translation of the financial statements of these foreign operations are presented in Accumulated other comprehensive income under Equity on the balance sheet.

FINANCIAL INSTRUMENTS

Cash and cash equivalents

Cash and cash equivalents include investments with a maturity of three months or less from the date of acquisition.

Short-term investments

Short-term investments, classified as available-for-sale debt securities, consist of money market instruments with a maturity of more than three months from the date of acquisition and are recognized at fair value. Changes in fair value are recorded in Other comprehensive income until they are realized, at which time they are reclassified to results. Interest on these investments, calculated using the effective interest method, is recognized in results.

Receivables – Accounts receivable

Accounts receivable are recognized at the amount invoiced, net of the allowance for doubtful accounts. This allowance is based on the status of customer files and the recovery experience for each age group of accounts. Receivables are written off during the period in which the accounts are deemed uncollectible.

Note 1	Significant Accounting Policies (continued)

Other receivables and financial liabilities

Other receivables presented under Accounts receivable and other receivables, receivables presented under Other assets, long-term bonds held in the sinking fund and the government reimbursement for the 1998 ice storm, which are also presented in Other assets, less any impairment losses, as well as financial liabilities presented under Accounts payable and accrued liabilities and Other liabilities, borrowings, the dividend payable, accrued interest, long-term debt and perpetual debt, are measured at amortized cost using the effective interest method. Amortized cost includes issue expenses as well as premiums and discounts, if applicable. Interest is recognized in results.

Derivative instruments

Derivative instruments are recognized at fair value at the balance sheet date. Changes in fair value are recognized in results for the period in which they occur, except in the case of derivative instruments designated as hedges in a cash flow hedging relationship. The net balances of derivative instruments that are transacted with the same counterparty, that are the subject of an enforceable master netting arrangement, net of cash received or paid under collateral exchange agreements, and that meet the conditions for set-off are presented on the balance sheet.

As part of its integrated business risk management, Hydro-Québec uses derivative instruments to manage its market risk, consisting of currency risk, interest rate risk and risk resulting from fluctuating energy and aluminum prices. It applies cash flow or fair value hedge accounting to eligible hedging relationships that it designates as hedges, and formally documents these relationships. Among other things, this process involves associating derivative instruments with specific assets or liabilities on the balance sheet, or with probable anticipated transactions. Hydro-Québec ensures that hedging relationships are highly effective in hedging the designated risk exposure initially and then monthly thereafter. In addition, for hedges of anticipated transactions, it assesses the probability of the occurrence of those transactions designated as hedged items at least on a quarterly basis.

In the case of a cash flow hedge, the effective portion of changes in the fair value of an instrument designated as a hedge is recognized under Other comprehensive income, while the ineffective portion is immediately recognized in results, under the line item affected by the hedged item. Amounts included in Accumulated other comprehensive income are reclassified to results, also under the line item affected by the hedged item, during the periods in which the hedged item affects results. If a derivative instrument no longer satisfies hedging conditions, if it has expired or is sold, terminated or exercised, or if Hydro-Québec cancels its designation as a hedging item, hedge accounting ceases to be applied on a prospective basis. Gains and losses previously accumulated in Other comprehensive income continue to be carried forward to be reclassified to results during the same periods as the hedged item. If the hedged item ceases to exist or if it becomes likely that the hedged anticipated transactions will not occur, the gains or losses carried forward are immediately reclassified to results.

In the case of a fair value hedge, changes in the fair value of the derivative instrument, including those related to the ineffective portion of the hedge, are recognized in results under the line item affected by the hedged item. Offsetting changes in the fair value of the hedged item attributable to the hedged risk are recognized as adjustments to this item’s carrying amount and are offset against results.

Cash flows attributable to derivative instruments designated as hedges are presented in the statement of cash flows based on the same classification as the hedged item.

Hydro-Québec assesses its contracts to determine if they meet the definition of a derivative or if they include an embedded derivative, which must be separated from its host contract. If such is the case, the contract or the embedded derivative is recognized at fair value on the balance sheet.

All futures or forward contracts on non-financial items that can be settled on a net basis and whose price is closely tied to the non-financial item bought or sold are recorded at the date of settlement if there is a probability of receipt or delivery in accordance with expected requirements.

FAIR VALUE

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

In accordance with the applicable standards, Hydro-Québec classifies the fair value measurements of assets and liabilities according to a three-level hierarchy, based on the type of inputs used in making these measurements:

•	Level 1: Quoted prices (unadjusted) on active markets for identical assets or liabilities that Hydro-Québec can access at the measurement date;

•	Level 2: Inputs other than quoted prices included within Level 1 that are observable either directly or indirectly; and

•	Level 3: Unobservable inputs.

Note 1	Significant Accounting Policies (continued)

MATERIALS, FUEL AND SUPPLIES

Inventories of materials, fuel and supplies are valued at the lower of cost and net realizable value. Cost is determined by the weighted average cost method.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost, which comprises materials, labor, other costs directly related to construction activities, and financial expenses capitalized during construction. Property, plant and equipment also include draft-design costs for projects whose technical feasibility has been demonstrated, whose profitability has been estimated, and for which Management deems that it will in all likelihood have the necessary resources for completion. The present value of retirement obligations related to property, plant and equipment, as well as that of agreements with local communities concerned by certain investment projects that fall within the definition of a liability, are added to the carrying amount of the property, plant and equipment at issue. Moreover, contributions from third parties are applied against the cost of the related property, plant and equipment.

Property, plant and equipment are depreciated over their useful life, using the straight-line method, starting in the month following the date of commissioning. The depreciation periods for the principal categories of property, plant and equipment are as follows:

Hydraulic generation	40–120 years
Thermal generation	15–50 years
Transmission substations and lines	30–85 years
Distribution substations and lines	25–70 years
Other property, plant and equipment	5–50 years

When property, plant and equipment are retired, their cost, net of accumulated depreciation and salvage value, is recognized in the results for the year.

Maintenance and repair costs are recognized in results when incurred.

LEASES

Capital leases, which have the effect of transferring substantially all the risks and benefits incident to ownership of the leased property to Hydro-Québec, are presented in Property, plant and equipment. They are recognized on their effective date at the fair value of the leased property or, if it is lower, at the present value of the minimum lease payments. Capital leases are amortized over the useful life of the asset or over the term of the contract, if it is less.

Payments under operating leases, where the lessor does not transfer substantially all the risks and benefits incident to ownership of property, are recognized in results throughout the term of the lease agreement.

INTANGIBLE ASSETS

Intangible assets are recognized at cost.

The cost of internally developed computer software is capitalized when it meets capitalization criteria. The related financial expenses are capitalized over the development period.

Intangible assets with an indefinite useful life are not amortized. These assets are tested for impairment annually or more frequently if events indicate a potential impairment loss. Any amount by which the carrying amount exceeds the fair value is recognized in results for the period in which the impairment is determined.

Intangible assets with a finite useful life, namely software and licences, as well as patents, are amortized over their useful life according to the straight-line method over the following periods:

Software and licences	3–10 years
Patents	20 years

Note 1	Significant Accounting Policies (continued)

CAPITALIZED FINANCIAL EXPENSES

Financial expenses capitalized in property, plant and equipment under construction and in internally developed computer software are determined on the basis of the cost of debt and recognized as a deduction from financial expenses in the consolidated results. Capitalized financial expenses related to rate-regulated transmission or distribution activities also take into account the return on equity of the activities concerned. The portion that corresponds to return on equity is included in Revenue in the consolidated results.

IMPAIRMENT OF LONG-LIVED ASSETS

Hydro-Québec reviews the carrying amount of its property, plant and equipment and its amortizable intangible assets whenever events or changes in circumstances indicate that the expected undiscounted net cash flows could be lower than the carrying amount of the property and assets. An impairment loss corresponding to the amount by which the carrying amount exceeds fair value is recognized, if applicable.

EMPLOYEE FUTURE BENEFITS

Hydro-Québec offers all its employees a contributory defined-benefit pension plan based on final pay (the “Pension Plan”), as well as other post-retirement benefits and post-employment benefits (collectively, the “Other plans”).

Pension plan and other post-retirement benefits

Hydro-Québec accounts for its obligations under the Pension Plan and other post-retirement benefits after deducting the fair value of their respective assets.

Benefit costs and obligations under the Pension Plan and other post-retirement benefits provided in exchange for current service are calculated according to the projected benefit method prorated on years of service. They are determined using a discount rate and are based on Management’s best estimates, in particular concerning the expected return on plan assets, salary escalation, the increase in health care costs, and employees’ retirement ages. Plan assets are measured at fair value at the balance sheet date.

In order to establish the benefit costs and its obligations under the Pension Plan and other post-retirement benefits, Hydro-Québec has adopted the following policies:

•	Discount rates used are based on the interest rate curve on the measurement date, namely December 31, of high-quality Canadian corporate bonds and take into account the amount and different payment maturity dates of the projected benefit obligations for each plan.

•	Actuarial gains and losses are initially recognized in Other comprehensive income. Thereafter, amortization of actuarial gains or losses is recognized under Other components of employee future benefit cost if the unamortized net actuarial gain or loss at the beginning of the year exceeds 10% of the value of the projected benefit obligations or 10% of the market-related value of the plan assets, whichever is greater. The amortization corresponds to the excess divided by active employees’ average remaining years of service.

•	Past service costs (credits) arising from amendments to the Pension Plan and other post-retirement benefits are initially recognized in Other comprehensive income, and thereafter are amortized under Other components of employee future benefit cost using the straight-line method over periods not exceeding active employees’ average remaining years of service.

•	The expected return on Pension Plan assets is based on a market-related value determined by using a five-year moving average value for equity securities and by measuring other asset classes at fair value.

The current service cost component of net plan costs for the year is recognized under Operational expenditure, net of the amount capitalized in assets.

Interest on obligations, expected return on plan assets, amortization of net actuarial loss and amortization of past service costs (credits) are recognized under Other components of employee future benefit cost. Since January 1, 2017, these components are no longer capitalized in assets.

The unamortized balances of net actuarial losses and of past service costs (credits) recognized in Accumulated other comprehensive income for employee future benefits to be recovered in future rates are recognized as a regulatory asset.

Note 1	Significant Accounting Policies (continued)

Post-employment benefits

Post-employment benefits include, in particular, a long-term disability plan that provides for the payment of long-term defined benefits.

The post-employment benefit cost and obligation are recognized at the time of the event giving rise to the obligation to pay benefits. The cost of these benefits, including all related actuarial gains and losses, is recognized in results for the period.

ASSET RETIREMENT OBLIGATIONS

Hydro-Québec accounts for asset retirement obligations in the period in which the legal obligations with respect thereto arise, provided that a reasonable estimate of their fair value can be made. The corresponding costs of asset retirement are added to the carrying amount of the related long-lived asset and are amortized over its useful life. In subsequent years, any change due to the passage of time is recognized in Operational expenditure for the current year (accretion expense) and the corresponding amount is added to the carrying amount of the liability. Changes resulting from revisions to the timing or the amount of the undiscounted cash flows are recognized as an increase or decrease in the carrying amount of the liability arising from asset retirement obligations, and the corresponding amount is added to the carrying amount of the related asset or deducted up to a maximum of its carrying amount, with any excess then being recognized in results. When the asset reaches the end of its useful life, any change is immediately recognized in results. The actual costs incurred to settle asset retirement obligations are applied against liabilities. During the final settlement of such an obligation, the difference between the balance of the obligation and the actual cost incurred is recognized as a gain or a loss in results.

The cash flows required to settle asset retirement obligations are estimated on the basis of studies that use various assumptions concerning the methods and timing to be adopted for the retirement. Hydro-Québec periodically reviews the measurement of these obligations in light of the underlying assumptions and estimates, potential technological advances, and changes in applicable standards, laws and regulations.

AGREEMENTS WITH LOCAL COMMUNITIES

Hydro-Québec has entered into various agreements with the local communities concerned by certain investment projects. The amounts under these agreements are recognized in Long-term debt if they fall within the definition of a liability, and the offsetting item is recognized in Property, plant and equipment. The recognized amounts are determined by discounting the future cash flows related to these agreements. The discount rate used is the interest rate on Hydro-Québec bonds at the date of initial recognition. Subsequently, in the case of agreements with indexed cash flows, the cash flows are subject to an annual re-estimate that can result in a change in the discount rate.

RELATED PARTY TRANSACTIONS

In the normal course of business, Hydro-Québec sells electricity and enters into other business transactions with its sole shareholder, the Québec government, and its agencies, as well as with other government corporations. These transactions are measured at the exchange amount.

In addition, as a government corporation, Hydro-Québec provides the Québec government with financial data prepared in accordance with International Financial Reporting Standards so that it can prepare its consolidated financial statements.

Note 2	Changes to Accounting Policies

RECENT CHANGES

Employee future benefits

On January 1, 2017, Hydro-Québec early adopted Accounting Standards Update (ASU) 2017-07, Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, as issued by the Financial Accounting Standards Board (the “FASB”). This ASU states that current service cost is the only component of net employee future benefit cost that is eligible for capitalization in assets and can be presented in Operational expenditure.

ASU 2017-07 was applied prospectively for the capitalization of related costs in assets. For 2017, this amendment resulted in a $98-million increase in property, plant and equipment, offset by a $45-million increase in net income and a $53-million increase in financial liabilities related to rate-regulated activities.

The ASU was applied on a modified retrospective basis for the separate presentation of the other components of employee future benefit cost in the consolidated statements of operations. Using the allowed practical expedient, Hydro-Québec applied the amounts disclosed in the “Employee Future Benefits” note to the 2016 consolidated financial statements for the restatement of comparative information. For 2017, $(322) million is presented in Other components of employee future benefit cost. For 2016 and 2015, the new presentation led to the reclassification of $(233) million and $(32) million, respectively, from Operational expenditure to Other components of employee future benefit cost.

Investments

On January 1, 2017, Hydro-Québec adopted ASU 2016-07, Investments—Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting, as issued by the FASB. This ASU simplifies the application of the equity method of accounting in the case where a reporting entity increases its level of investment in another entity or its degree of influence over such an entity. It was applied prospectively and has not had any impact on Hydro-Québec’s consolidated financial statements.

STANDARDS ISSUED BUT NOT YET ADOPTED

Hedge accounting

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. This ASU amends the requirements related to hedging relationships in order to simplify the application of hedge accounting and to improve the transparency of information provided in the financial statements regarding an entity’s risk management activities. It will be applied on a modified retrospective basis to interim and annual financial statements for annual periods beginning on or after January 1, 2019, and will be early adopted by Hydro-Québec on January 1, 2018, but will not have any significant impact on its consolidated financial statements.

Statement of cash flows

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This ASU clarifies how certain items are presented and classified in the statement of cash flows. It will be applied on a full retrospective basis to interim and annual financial statements for annual periods beginning on or after January 1, 2018, but will not have any significant impact on Hydro-Québec’s consolidated financial statements.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU provides guidance on lease definition, recognition and presentation and requires the recognition of assets and liabilities by lessees for all operating and finance leases with a term of more than 12 months. It will be applied on a modified retrospective basis to interim and annual financial statements for annual periods beginning on or after January 1, 2019. Hydro-Québec is currently examining the impact of this ASU on its consolidated financial statements.

Financial instruments

In January 2016, the FASB issued ASU 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. This ASU provides guidance on the recognition and measurement of financial assets and financial liabilities. It will be applied on a modified retrospective basis to interim and annual financial statements for annual periods beginning on or after January 1, 2018, but will not have any significant impact on Hydro-Québec’s consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU provides new guidance on the impairment of financial assets that are not accounted for at fair value through net income. It will be applied on a modified retrospective basis to the consolidated financial statements for annual periods beginning on or after January 1, 2021. Hydro-Québec is currently examining the impact of this ASU on its consolidated financial statements.

Note 2	Changes to Accounting Policies (continued)

Revenue

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU provides guidance on the recognition of revenue at the time that goods or services are transferred to a client, for an amount that reflects the payment which the entity expects to receive in exchange for the goods or services.

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). This ASU clarifies the guidance used to determine if an entity is acting on its own behalf or as an intermediary.

In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. This ASU clarifies guidance on identifying performance obligations and the licensing of intellectual property rights.

In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients. This ASU clarifies the guidance on assessing collectibility, on noncash considerations and on completed contracts on the date of initial application.

These ASUs will apply on a modified retrospective basis to consolidated financial statements for annual periods beginning on or after January 1, 2018. Hydro-Québec is completing its analysis and, to date, has not identified any significant impact on its consolidated financial statements.

Note 3	Regulation

RATES

Transmission

Hydro-Québec’s power transmission rates for 2017, 2016 and 2015 were determined in Régie decisions D-2017-049, D-2016-046 and D-2015-031 effective January 1, 2017, January 1, 2016, and January 1, 2015 respectively. The authorized return on the rate base was set at 6.80% in 2017, 6.85% in 2016 and 6.97% in 2015, assuming a capitalization with 30% equity.

Distribution

Hydro-Québec’s electricity rates for the rate years beginning on April 1, 2017, April 1, 2016, and April 1, 2015, respectively, were determined in decisions D-2017-034, D-2016-047 and D-2015-033, in which the Régie authorized increases of 0.7% in 2017, 0.7% in 2016 and 2.9% in 2015 for all rates except Rate L, for which an increase of 0.2% and 2.5%, respectively, were authorized in 2017 and 2015, but which remained unchanged in 2016. The authorized return on the rate base was set at 6.90% in 2017, 6.95% in 2016 and 7.08% in 2015, assuming a capitalization with 35% equity.

Changeover to U.S. GAAP

In decisions D-2015-189 and D-2016-003, the Régie authorized changes, effective July 10, 2015, to accounting policies applied by the Transmission Provider and the Distributor for rate-setting purposes, given the application of U.S. GAAP to Hydro-Québec’s rate-regulated power transmission and distribution activities as of that date.

The following information describes the impact on the consolidated financial statements of the regulatory accounting policies and practices adopted by Hydro-Québec in accordance with the Régie’s decisions with respect to its rate-regulated activities.

REGULATORY ASSETS

Costs related to energy efficiency initiatives

Eligible costs incurred with regard to energy efficiency initiatives are recognized as a regulatory asset and amortized over a 10-year period using the straight-line method. Amortization begins the year after the one in which the costs are recognized. The costs recognized in this asset bear interest at the rate of return authorized by the Régie on the rate base until such time as they are included in the rate base and amortization begins. This accounting practice was authorized by the Régie in decision D-2015-189, which relates to Hydro-Québec’s power distribution activities.

Note 3	Regulation (continued)

Costs related to a suspension agreement

The Régie authorized an agreement regarding the temporary suspension of deliveries from a generating station in 2014. The offsetting entry for the financial liability recorded for this agreement was recognized as a non-interest-bearing regulatory asset, and the adjustments related to subsequent changes in this liability are also recognized in this asset. The costs related to the suspension agreement are recovered in the rates on an annual basis, according to the amounts billed. This accounting practice was authorized by the Régie in decision D-2014-086, which relates to Hydro-Québec’s power distribution activities. In decision D-2016-105, the Régie revoked decisions D-2015-179 and D-2016-069, under which it had approved an agreement regarding use of the generating station during peak demand periods.

Costs related to the project involving the replacement of PK type circuit breakers

The eligible expenses incurred as of April 11, 2016, as part of the project involving the replacement of PK type circuit breakers are recognized as a regulatory asset and amortized over a five-year period in accordance with the terms established by the Régie. These expenses bear interest at the rates prescribed by the Régie. This accounting practice was authorized by the Régie in decisions D-2016-077, D-2016-174 and D-2017-021, which relate to Hydro-Québec’s power transmission activities.

Development costs

Eligible development costs are recognized as a non-interest-bearing regulatory asset and amortized over a five-year period using the straight-line method. Amortization begins the year after the one in which the costs are recognized, and these costs are then included in the rate base. This accounting practice was authorized by the Régie in decision D-2015-189, which relates to Hydro-Québec’s power transmission and distribution activities.

Employee future benefits

The unamortized balances of net actuarial losses and of past service costs (credits) recognized in Accumulated other comprehensive income for employee future benefits to be recovered in future rates are recognized as a non-interest-bearing regulatory asset. This regulatory asset, which concerns Hydro-Québec’s power transmission and distribution activities, is amortized when the unamortized balances are reclassified as a cost component of employee future benefits. The Régie’s specific approval was not required because recovery of the cost of employee future benefits in the rates had already been approved.

REGULATORY ASSETS

	Expected years of amortization	2017	2016
Costs related to energy efficiency initiatives	2018–2027	572	684
Costs related to a suspension agreement	2018–2021	482	482
Costs related to the project involving the replacement of PK type circuit breakers	2018–2021	99	51
Development costs	2018–2022	16	16
Employee future benefits	As of 2018	3,667	3,122
Other	2018–2047	5	5
		4,841	4,360
Current regulatory assets		124	123
Long-term regulatory assets		4,717	4,237

Note 3	Regulation (continued)

REGULATORY LIABILITIES

Depreciation of property, plant and equipment

Prior to July 10, 2015, the useful life of property, plant and equipment was limited to 50 years for rate-setting purposes. Since then, this limit no longer applies, provided that the weighted average useful life of all property, plant and equipment of the Transmission Provider, on the one hand, and of the Distributor, on the other hand, does not exceed 50 years. The differences in the depreciation expense resulting from the application of useful lives limited to 50 years for rate-setting purposes until July 9, 2015, were recognized as a non-interest-bearing regulatory liability and are amortized at the same rate as the property, plant and equipment concerned.

Past service costs under the Pension Plan

The unamortized balance of past service costs under the Pension Plan that has already been recovered in the rates and will be reflected in the results of future years has been recognized as a non-interest-bearing regulatory liability. This regulatory liability is amortized when the past service costs recognized in Accumulated other comprehensive income are reclassified as a cost component of employee future benefits.

REGULATORY LIABILITIES

	Expected years of amortization	2017	2016
Depreciation of property, plant and equipment	2018–2115	351	361
Past service costs under the Pension Plan	2018–2022	15	20
Long-term regulatory liabilities		366	381

Regulatory assets and liabilities are not included in the rate base, except in the case of costs related to energy efficiency initiatives and development costs.

Risks and uncertainties

The risks and uncertainties related to the above regulatory assets and liabilities are periodically monitored and assessed. When Hydro-Québec considers that it is no longer likely that the net carrying amount of a regulatory asset or liability will be taken into account in setting future rates, this amount is recognized in results for the period in which the conclusion is reached.

OTHER REGULATORY PRACTICES

Under Régie decisions D-2002-95 and D-2003-93, the compensation granted by the Québec government for the 1998 ice storm was applied against the cost of newly constructed property, plant and equipment. It is amortized over the remaining useful life of the retired assets, with the exception of the portion equivalent to the unamortized cost of these assets, which is amortized over a 10-year period. The straight-line method of depreciation is used in both cases.

In decisions D-2002-95 and D-2004-47, the Régie prescribed capitalizing financial expenses in property, plant and equipment under construction related to rate-regulated activities, according to the authorized rates of return on the rate bases. Set using methods approved by the Régie, these rates take into account a component associated with the cost of the debt and a component associated with the return on equity. The component associated with return on equity totaled $53 million in 2017 and $49 million in 2016.

Under Régie decisions D-2002-95 and D-2003-93, the cost of dismantling retired and replaced assets for which no asset retirement obligation was recognized is added, net of the salvage value, to the cost of the newly constructed assets. Under Régie decision D-2011-039, which relates to Hydro-Québec’s power transmission activities, the costs of restoring sites associated with replaced assets are also added to the cost of newly constructed assets.

Under Régie decisions D-2006-76 and D-2006-76R, contributions received for relocation or modification projects relating to certain transmission grid assets are recorded in a separate account and applied against property, plant and equipment. These contributions are amortized over the average useful life of assets for each project, using the straight-line method.

Finally, the legal and regulatory context in which Hydro-Québec operates gives it the right to receive from its customers or the obligation to pay to them, as the case may be, the amounts corresponding to any variance between the actual amount of certain specific items and the amount provided in rate filings for these items. These variances therefore give rise to financial assets or liabilities that are recovered or settled over a period of one to five years and bear interest at the rates prescribed by the Régie until such time as amortization begins.

Note 3	Regulation (continued)

The following table presents the net balance of financial assets and liabilities:

FINANCIAL ASSETS AND LIABILITIES

	Note	2017	2016
Variances in electricity supply costs		(40)	(20)
Revenue variances related to climate conditions		(1)	176
Variances in pension cost		(38)	(45)
Variances in the expense related to the activities of Transition énergétique Québec		–	19
Earnings variances to be shared with customers		(45)	–
Variances related to amendments to ASC 715, Compensation—Retirement Benefits		(42)	–
Other		14	32
		(152)	162

Presented as follows:
Accounts receivable and other receivables		–	29
Other assets	10	–	133
Accounts payable and accrued liabilities		(69)	–
Other liabilities		(83)	–

Financial assets and liabilities are not included in the rate base.

Note 4	Depreciation and Amortization

	2017	2016	2015

Property, plant and equipment	2,226	2,209	2,160
Intangible assets[a]	175	178	164
Regulatory assets and liabilities	176	120	297
Retirement of capital assets	109	90	92
	2,686	2,597	2,713

a)	For the period from 2018 to 2022, amortization of intangible assets that have already been recognized should be as follows: $109 million in 2018, $77 million in 2019, $49 million in 2020, $29 million in 2021 and $12 million in 2022.

Note 5	Taxes

	2017	2016	2015

Water-power royalties[a]	701	673	660
Public utilities tax[b]	284	284	268
Municipal, school and other taxes[c]	91	88	52
	1,076	1,045	980

a)	Water-power royalties payable to the Québec government totaled $695 million in 2017 ($667 million in 2016 and $654 million in 2015), including a balance due of $83 million as at December 31, 2017 ($68 million as at December 31, 2016 and $3 million as at December 31, 2015).

b)	The public utilities tax is payable to the Québec government.

c)	Including two amounts payable to the Québec government in 2017, namely $36 million under the Act respecting Transition énergétique Québec ($36 million and $32 million under the Act respecting energy efficiency and innovation in 2016 and 2015, respectively), of which no balance was outstanding as at December 31, 2017 and 2016 ($7 million as at December 31, 2015), and $15 million under the Act to establish the Northern Plan Fund, which was outstanding as at December 31, 2017 ($15 million in 2016, which was outstanding as at December 31, 2016 and nil in 2015).

Note 6	Financial Expenses

	2017	2016	2015

Interest on debt securities	2,532	2,510	2,552
Net exchange loss (gain)	10	32	(69)
Guarantee fees related to debt securities[a]	217	218	205
	2,759	2,760	2,688
Less
Capitalized financial expenses	203	194	211
Net investment income	43	34	28
	246	228	239
	2,513	2,532	2,449

a)	Guarantee fees related to debt securities are charged at a rate of 0.5% and are paid to the Québec government.

Note 7	Property, Plant and Equipment

						2017
	In service		Accumulated depreciation		Under construction	Net carrying amount

Generation
Hydraulic	47,957		18,154		917	30,720
Thermal	380		368		4	16
Other	827		494		19	352
	49,164		19,016		940	31,088

Transmission
Substations and lines	31,587		12,172		1,699	21,114
Other	2,557		1,485		98	1,170
	34,144		13,657		1,797	22,284

Distribution
Substations and lines	14,612		6,760		361	8,213
Other	3,490		1,822		100	1,768
	18,102		8,582		461	9,981
Construction	43		23		2	22
Corporate and Other Activities	1,332		845		128	615
	102,785	[a]	42,123	[a]	3,328	63,990

						2016
	In service		Accumulated depreciation		Under construction	Net carrying amount

Generation
Hydraulic	45,744		17,438		2,271	30,577
Thermal	393		377		–	16
Other	792		470		8	330
	46,929		18,285		2,279	30,923

Transmission
Substations and lines	30,052		11,637		1,749	20,164
Other	2,562		1,500		95	1,157
	32,614		13,137		1,844	21,321

Distribution
Substations and lines	14,224		6,499		359	8,084
Other	3,432		1,768		101	1,765
	17,656		8,267		460	9,849
Construction	42		23		1	20
Corporate and Other Activities	1,307		817		88	578
	98,548	[a]	40,529	[a]	4,672	62,691

a)	As at December 31, 2017, the cost and accumulated depreciation of property, plant and equipment in service under capital leases amounted to $896 million and $205 million, respectively ($885 million and $163 million as at December 31, 2016).

Note 8	Intangible Assets

	2017			2016
	Cost	Accumulated amortization	Net carrying amount	Cost	Accumulated amortization	Net carrying amount
Subject to amortization
Software and licences	1,944	1,553	391	1,897	1,421	476
Patents	28	18	10	26	17	9
	1,972	1,571	401	1,923	1,438	485
Not subject to amortization
Servitudes			457			442
Rights			13			11
			470			453
			871			938

Additions corresponding to internally developed software totaled $87 million in 2017 ($81 million in 2016 and $91 million in 2015).

Note 9	Investments

	2017	2016

At equity
Churchill Falls (Labrador) Corporation Limited (34.2%)	264	249
Société en commandite Hydroélectrique Manicouagan (60.0%)[a]	601	613
	865	862
Other	25	22
	890	884

a)	This investment includes the unamortized excess of the purchase price over the underlying net carrying amount of the assets of Société en commandite Hydroélectrique Manicouagan as at the acquisition date, which is composed of unamortizable intangible assets of $282 million and amortizable assets of $252 million as at December 31, 2017 (respectively, $282 million and $262 million as at December 31, 2016).

In 2017, electricity purchases from Churchill Falls (Labrador) Corporation Limited [CF(L)Co] and Société en commandite Hydroélectrique Manicouagan totaled $96 million and $81 million, respectively ($103 million and $81 million in 2016, and $110 million and $81 million in 2015).

Note 10	Other Assets

	Note	2017	2016
Sinking fund[a]	12	605	–
Government reimbursement for the 1998 ice storm[b]		66	66
Receivables[c]		–	133
Other		16	16
		687	215

a)	The sinking fund consists of bonds issued by the Québec government and allocated to repaying the long-term debt. As at December 31, 2017, it was composed of long-term bonds in the amount of $605 million (nil as at December 31, 2016), which replaced short-term investments during the year, as well as an amount of $126 million presented in Short-term investments ($729 million as at December 31, 2016).The long-term bonds, which mature in 2026, have an effective rate of 2.50%.
b)	In accordance with the terms and conditions in effect since January 1, 2013, the Québec government will pay the full amount of the reimbursement no later than October 15, 2019. In the meantime, it pays annual interest calculated at the Bankers’ Acceptance Rate for a 12-month term.
c)	These receivables are related to variances between the actual amount of certain specific items and the amount provided in rate filings for these items.

Note 11	Asset Retirement Obligations

Liabilities arising from asset retirement obligations relate to the costs of dismantling the Gentilly-2 facilities, the removal of spent nuclear fuel resulting from their operation, and the dismantling of thermal generating stations and certain fuel tanks and transmission substations.

The aggregate carrying amount of the asset retirement obligations is as follows:

	2017
	Dismantling of Gentilly-2 facilities[a]	Removal of spent nuclear fuel[a]	Dismantling of other assets	Total

Balance, beginning of year	468	248	144	860
Liabilities incurred	–	–	14	14
Accretion expense	25	15	4	44
Liabilities settled	(30)	(2)	(24)	(56)
Revision of estimated cash flows and expected timing of payments	–	–	2	2
Balance, end of year	463	261	140	864
Less
Current portion	41	8	16	65
	422	253	124	799

	2016
	Dismantling of Gentilly-2 facilities[a]	Removal of spent nuclear fuel[a]	Dismantling of other assets	Total

Balance, beginning of year	464	255	146	865
Liabilities incurred	–	–	1	1
Accretion expense	25	15	4	44
Liabilities settled	(37)	(3)	(7)	(47)
Revision of estimated cash flows and expected timing of payments	16	(19)	–	(3)
Balance, end of year	468	248	144	860
Less
Current portion	44	6	36	86
	424	242	108	774

a)	The Canadian Nuclear Safety Commission approved a consolidated financial guarantee of $835 million to secure performance of Hydro-Québec’s obligations with regard to the cost of dismantling the Gentilly-2 facilities and the removal of spent nuclear fuel. The Québec government provided an irrevocable financial guarantee of up to $685 million to that effect, and the balance will be obtained from investments held by the Hydro-Québec Trust for Management of Nuclear Fuel Waste.

The following table presents the discount rates used to determine the carrying amount of the asset retirement obligations, which correspond to the credit-adjusted risk-free rates:

%	Dismantling of Gentilly-2 facilities	Removal of spent nuclear fuel	Dismantling of other assets
Initial recognition of obligations	6.4	6.4	Between 1.1 and 6.4
Subsequent recognition of obligations	Between 4.3 and 5.7	Between 3.6 and 5.7	Between 0.8 and 4.6

Note 11	Asset Retirement Obligations (continued)

HYDRO-QUÉBEC TRUST FOR MANAGEMENT OF NUCLEAR FUEL WASTE

Under the Nuclear Fuel Waste Act (NFWA), which came into force in 2002, the owners of nuclear fuel waste in Canada were required to set up a management organization, the Nuclear Waste Management Organization, and each of them was required to establish a trust fund to finance the cost of long-term management of its nuclear fuel waste.

In April 2009, the Government of Canada approved a formula for financing the costs of the approach adopted for long-term nuclear fuel waste management. The amounts deposited in the trust funds can only be used to finance the implementation of this approach.

Hydro-Québec has made all the payments required under the NFWA. As at December 31, 2017, the investments held in the Hydro-Québec trust fund were composed of debt securities issued by Hydro-Québec, the fair value of which totaled $163 million ($161 million as at December 31, 2016).

The Hydro-Québec Trust for Management of Nuclear Fuel Waste is considered a variable interest entity of which Hydro-Québec is the primary beneficiary.

Note 12	Long-Term Debt

Long-term debt is mainly composed of bonds, medium-term notes and other debts, including liabilities under agreements entered into with local communities. The following table presents a breakdown of the debt, including the current portion, at amortized cost, by currency at the time of issue and at the time of repayment. Forward contracts and currency swaps traded for purposes of managing currency risk related to long-term debt were taken into account in determining the percentages of debt by currency at the time of repayment.

	2017				2016

	At time of issue			At time of repayment	At time of issue			At time of repayment

	In Canadian dollars and other currencies	At closing exchange rates as at the balance sheet date	%	%	In Canadian dollars and other currencies	At closing exchange rates as at the balance sheet date	%	%
Canadian dollars[a,b]	37,607	37,607	84	100	36,232	36,232	80	100
U.S. dollars	5,704	7,142	16	–	6,701	9,000	20	–
Yen	–	–	–	–	1,000	12	–	–
		44,749	100	100		45,244	100	100
Plus
Adjustment for fair value hedged risk		259				372
		45,008				45,616
Less
Current portion		1,183				1,398
		43,825				44,218

a)	Including non-interest-bearing debts other than bonds and medium-term notes whose present value was $1,482 million as at December 31, 2017 ($1,466 million as at December 31, 2016).
b)	Certain debts carry sinking fund requirements. This fund, presented in Short-term investments and Other assets, totaled $731 million as at December 31, 2017 ($729 million as at December 31, 2016).

Note 12	Long-Term Debt (continued)

The table below presents the amortized cost, at the balance sheet date, of the tranches of long-term debt maturing over the next five years:

2018	1,183
2019	3,146
2020	2,602
2021	2,297
2022	3,283

INTEREST RATES

The following table presents interest rates on bonds and medium-term notes, which take into account contractual rates, premiums, discounts and issue expenses, as well as the effect of forward contracts and swaps traded to manage long-term risks related to debt. As at December 31, 2017, the variable rate portion of the bonds and notes totaled 12.0% (15.2% as at December 31, 2016).

%	2017			2016
Maturity	Canadian dollars	U.S. dollars	Weighted average	Weighted average

1–5 years	8.03	9.06	8.29	7.09
6–10 years	4.51	8.34	8.24	8.53
11–15 years	3.74	9.91	7.62	7.61
16–20 years	5.63	–	5.63	5.59
21–25 years	5.11	–	5.11	5.11
26–30 years	4.89	–	4.89	4.89
31–35 years	4.47	–	4.47	4.47
36–40 years	3.46	–	3.46	3.98
41–45 years	6.53	–	6.53	6.53

Weighted average	4.93	9.25	5.22	5.35

CREDIT FACILITY AND LINES OF CREDIT

Hydro-Québec has an undrawn credit facility of US$2,000 million, including a US$750-million swing loan, which will expire in 2022. Any related debt securities will bear interest at a rate based on the London Interbank Offered Rate (LIBOR), except for the swing loan, which is at the U.S. base rate. Hydro-Québec also has access to operating lines of credit, which are renewed automatically in the absence of notice to the contrary and bear interest at the prime rate. As at December 31, 2017, the available balances on these lines of credit were US$200 million and $243 million in Canadian or U.S. dollars (US$200 million and $232 million in Canadian or U.S. dollars as at December 31, 2016).

Note 13	Other Liabilities

	Note	2017	2016
Employee future benefit liabilities	18	3,127	2,395
Accounts payable		604	507
		3,731	2,902

Accounts payable include a $358-million financial liability ($359 million as at December 31, 2016) related to an agreement regarding the temporary suspension of deliveries from a generating station, which was approved by the Régie in 2014. The current portion, presented under Accounts payable and accrued liabilities, totaled $124 million as at December 31, 2017 ($123 million as at December 31, 2016). This financial liability, including the current portion, represented a discounted amount of $482 million as at December 31, 2017 and 2016. It included an outstanding amount, payable in U.S. dollars, of $24 million (US$20 million) as at December 31, 2017 ($32 million, or US$24 million, as at December 31, 2016). As at December 31, 2017, the effective rate of this liability was 1.35% (1.22% as at December 31, 2016).

Note 14	Perpetual Debt

Perpetual notes in the amount of $251 million (US$201 million) as at December 31, 2017, and of $293 million (US$218 million) as at December 31, 2016, bear interest at LIBOR, plus 0.0625%, as calculated semiannually. As at December 31, 2017 and 2016, the rates applicable to the perpetual notes were 1.6% and 1.3%, respectively.

The perpetual notes are redeemable at Hydro-Québec’s option. In 2017, portions totaling $23 million (US$17 million) were repurchased on the secondary market and then canceled ($10 million, or US$7 million, in 2016). Forward contracts are used to mitigate the currency risk associated with the perpetual debt.

Note 15	Financial Instruments

In the course of its operations, Hydro-Québec carries out transactions that expose it to certain financial risks, such as market, liquidity and credit risk. Exposure to such risks and the impact on results are reduced through careful monitoring and implementation of strategies that include the use of derivative instruments.

MARKET RISK

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate as a result of changes in market prices. Hydro-Québec is exposed to three main types of market risk: currency risk, interest rate risk and risk associated with energy and aluminum prices. Active integrated management of these three types of risk aims to limit exposure to each risk and reduce their overall impact on results.

MANAGEMENT OF LONG-TERM RISK

Management of risk associated with debt

Currency risk and interest rate risk – Hydro-Québec uses forward contracts and currency swaps to manage the currency risk associated with long-term debt and perpetual debt, as well as forward contracts and interest rate swaps to modify long-term exposure to interest rate risk. When designated as hedging items, these derivative instruments are recognized as cash flow hedges or fair value hedges, depending on the risk hedged. The impact on results of foreign currency hedging transactions and those associated with debt interest rates is recognized in Financial expenses.

The following table presents the notional amounts, expressed in Canadian dollars and foreign currencies, of forward contracts and swaps used to manage long-term risk:

	2017[a]	2016[a]

Forward contracts
Canadian dollars	(70)	–
U.S. dollars	202	1,223

Swaps
Canadian dollars	(6,938)	(7,969)
U.S. dollars	5,730	5,730
Yen	–	1,000

a)	Figures in parentheses represent amounts to be paid.

MANAGEMENT OF SHORT-TERM RISK

Currency risk – Hydro-Québec uses forward contracts to manage its foreign currency risk exposure over the short term. When designated as hedging items, these derivative instruments are recognized as cash flow hedges. The impact of currency risk hedging transactions on results is recognized in the line item affected by the hedged item, namely Revenue, Electricity and fuel purchases, or Financial expenses. In this context, Hydro-Québec has traded foreign currency sales contracts for which the notional amount of open positions as at December 31, 2017, totaled US$885 million (US$1,175 million as at December 31, 2016).

Interest rate risk – Hydro-Québec uses forward rate agreements and interest rate swaps to manage short-term interest rate risk. When designated as hedging items, these derivative instruments are recognized as cash flow hedges. The impact on results of transactions to hedge short-term interest rate risk is recognized in the line item affected by the hedged item, namely Financial expenses.

Note 15	Financial Instruments (continued)

Price risk – Hydro-Québec uses mainly commodity futures and swaps to manage risk resulting from fluctuations in energy and aluminum prices. When designated as hedging items, these derivative instruments are recognized as cash flow hedges. The impact on results of transactions to hedge the risk related to energy and aluminum prices is recognized in the line item affected by the hedged item, namely Revenue or Electricity and fuel purchases. In this context, Hydro-Québec has traded electricity futures and swaps for which open positions as at December 31, 2017, totaled 22.5 TWh (19.9 TWh as at December 31, 2016), natural gas futures for which open positions as at December 31, 2017 and 2016, totaled 0.5 million MMBtu, petroleum product swaps for which there were no open positions as at December 31, 2017 (2.6 million litres as at December 31, 2016), as well as aluminum swaps for which open positions as at December 31, 2017, totaled 410,125 tonnes (254,050 tonnes as at December 31, 2016).

LIQUIDITY RISK

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with its financial liabilities.

Hydro-Québec’s exposure to this risk is reduced by significant cash flows from operating activities; a diversified portfolio of highly liquid or readily convertible instruments traded with high-quality counterparties; preauthorized sources of financing; the ability to access capital markets; the diversification of financing sources; and management of the volume of floating-rate debt and debt repayable in foreign currency.

Moreover, as at December 31, 2017, $42,942 million in long-term debt, perpetual debt and borrowings, net of the sinking fund, was guaranteed by the Québec government ($43,491 million as at December 31, 2016).

CREDIT RISK

Credit risk is the risk that one party to a financial asset will fail to meet its obligations.

Hydro-Québec is exposed to credit risk related to accounts receivable and other receivables, which arises primarily from its day-to-day electricity sales in and outside Québec. It is also exposed to credit risk related to cash and cash equivalents, short-term investments and the sinking fund, as well as to derivative instruments traded with financial institutions. Credit risk is limited to the carrying amount of the related assets presented on the balance sheet, which approximates fair value.

Accounts receivable and other receivables

Exposure to credit risk from electricity sales is limited due to Hydro-Québec’s large and diverse customer base. Management believes that Hydro-Québec is not exposed to a significant credit risk, particularly because sales in Québec are billed at rates that allow for recovery of costs based on the terms and conditions set by the Régie. Moreover, Hydro-Québec holds as collateral customer deposits totaling $124 million ($119 million as at December 31, 2016), of which $35 million ($32 million as at December 31, 2016) is recognized in Accounts payable and accrued liabilities and $89 million ($87 million as at December 31, 2016) in Other liabilities.

The value of accounts receivable and other receivables, net of the related allowance for doubtful accounts, is presented in the following table:

	2017		2016

Accounts receivable[a]	2,030		1,684
Other receivables[b]	456		365
	2,486	[c]	2,049	[c]

a)	Including unbilled electricity deliveries, which totaled $1,496 million as at December 31, 2017 ($1,206 million as at December 31, 2016).
b)	Including a $118-million financial guarantee ($104 million in 2016) covering certain derivative instruments held at year end.
c)	Including US$284 million (US$159 million in 2016) translated at the exchange rate in effect at the balance sheet date.

The allowance for doubtful accounts amounted to $239 million as at December 31, 2017 ($250 million as at December 31, 2016).

Other financial assets

In order to reduce its exposure to credit risk associated with cash and cash equivalents, short-term investments, the sinking fund and derivative instruments, Hydro-Québec deals with a number of issuers and financial institutions with high credit ratings, most of which are Canadian. In addition, it applies policies to limit risk concentration as well as various monitoring programs and sets credit limits for each counterparty. Through prior agreements, it can also limit the market value of the main derivative instrument portfolios. Any variation in market value beyond the agreed-upon limit results in a cash receipt or payment. As at December 31, 2017, substantially all counterparties dealing with Hydro-Québec had a credit rating of A or higher, and none of them had defaulted on their obligations to Hydro-Québec.

Note 15	Financial Instruments (continued)

FAIR VALUE

FAIR VALUE OF DERIVATIVE INSTRUMENTS

The following tables present the fair value of derivative instruments by type and depending on whether they are designated as fair value hedges or cash flow hedges, or not designated as hedges:

			2017

	Derivatives designated as fair value hedges	Derivatives designated as cash flow hedges	Derivatives not designated as hedges[a]	Gross amounts of derivatives recognized[b]

Assets
Contracts – Currency risk	–	769	51	820
Contracts – Currency risk and interest rate risk	–	–	–	–
Contracts – Interest rate risk	420	3	2	425
Contracts – Price risk	–	8	61	69
	420	780	114	1,314

Liabilities
Contracts – Currency risk	–	(266)	(251)	(517)
Contracts – Currency risk and interest rate risk	–	–	–	–
Contracts – Interest rate risk	–	–	–	–
Contracts – Price risk	–	(267)	(24)	(291)
	–	(533)	(275)	(808)
Total	420	247	(161)	506

			2016

	Derivatives designated as fair value hedges	Derivatives designated as cash flow hedges	Derivatives not designated as hedges[a]	Gross amounts of derivatives recognized[b]

Assets
Contracts – Currency risk	–	1,217	94	1,311
Contracts – Currency risk and interest rate risk	1	–	–	1
Contracts – Interest rate risk	540	–	–	540
Contracts – Price risk	–	54	57	111
	541	1,271	151	1,963

Liabilities
Contracts – Currency risk	–	(152)	(1,028)	(1,180)
Contracts – Currency risk and interest rate risk	–	–	–	–
Contracts – Interest rate risk	–	(2)	(3)	(5)
Contracts – Price risk	–	(48)	(16)	(64)
	–	(202)	(1,047)	(1,249)
Total	541	1,069	(896)	714

a)	These derivative instruments are mainly traded as part of Hydro-Québec’s risk management. As at December 31, 2017, $(210) million was in consideration of amounts received or disbursed [$(1,023) million as at December 31, 2016] with respect to agreements to limit the market value of the main portfolios of derivative instruments. These agreements arise from frameworks applied by Hydro-Québec to reduce its credit risk exposure and limit risk concentration.

b)	Fair value measurements of derivative instruments are Level 2 measurements. These measurements are obtained by discounting future cash flows, which are estimated on the basis of the spot rates, forward rates or forward prices (foreign exchange rates, interest rates, and energy or aluminum prices) in effect on the balance sheet date and take into account the credit risk assessment. The valuation techniques make use of observable market data.

Note 15	Financial Instruments (continued)

The impact of offsetting derivative instruments is presented in the table below:

	2017				2016

	Gross amounts of derivatives Recognized	Gross amounts offset[a]	Cash (received) paid as collateral[b]	Net amounts presented on the balance sheet	Gross amounts of derivatives recognized	Gross amounts offset[a]	Cash (received) paid as collateral[b]	Net amounts presented on the balance sheet

Assets
Current	143	(68)	(6)	69	223	(110)	(13)	100
Long-term	1,171	(527)	(625)	19	1,740	(974)	(482)	284
	1,314	(595)	(631)	88	1,963	(1,084)	(495)	384

Liabilities
Current	(509)	321	1	(187)	(1,091)	939	–	(152)
Long-term	(299)	274	3	(22)	(158)	145	–	(13)
	(808)	595	4	(209)	(1,249)	1,084	–	(165)
Total	506	–	(627)	(121)	714	–	(495)	219

a)	The gross amounts of derivatives offset are related to contracts traded according to International Swaps and Derivatives Association (ISDA) guidelines and constituting enforceable master netting arrangements. Such master netting arrangements apply to all derivative instrument contracts traded over the counter.

b)	Cash amounts offset are amounts received or paid under collateral exchange agreements signed in compliance with ISDA guidelines.

Moreover, although certain derivatives cannot be offset for lack of enforceable master netting arrangements, margin calls may result in amounts received from or paid to clearing agents, based on the fair value of the instruments concerned. As at December 31, 2017, $111 million receivable from clearing agents in consideration of net cash payments was included in Accounts receivable and other receivables, under Current assets on the balance sheet ($27 million as at December 31, 2016). No amount payable to clearing agents in consideration of net cash receipts was included in Accounts payable and accrued liabilities, under Current liabilities on the balance sheet ($16 million as at December 31, 2016).

Note 15	Financial Instruments (continued)

The impact of derivative instruments on results and other comprehensive income is presented in the tables below. It should be noted that most derivative instruments traded are designated as cash flow hedges or fair value hedges and therefore reduce the volatility of results, except for the ineffective portion of the hedges, which is insignificant. Derivative instruments which are not designated as hedges, but which nonetheless provide an economic hedge for at-risk opposite positions, also reduce the volatility of results. The sensitivity of results is thus limited to net exposure to unhedged risks.

	2017

	Losses (gains) on derivatives designated as fair value hedges		Losses (gains) on derivatives designated as cash flow hedges					Losses (gains) on derivatives not designated as hedges
	Recognized in results		Effective portion recognized in Other comprehensive income	Ineffective portion recognized in results		Effective portion reclassified from Other comprehensive income to results		Recognized in results

Contracts – Currency risk	–		473	(1)[a]		443	[a]	29
Contracts – Currency risk and interest rate risk	–		–	–		–		–
Contracts – Interest rate risk	117		(6)	–		3	[b]	(5)
Contracts – Price risk	–		177	10	[c]	(73)[c]		(48)
	117	[d]	644	9		373		(24)[e]
Impact of hedged items on results	(113)					(373)		(36)

	2016

	Losses (gains) on derivatives designated as fair value hedges		Losses (gains) on derivatives designated as cash flow hedges				Losses (gains) on derivatives not designated as hedges
	Recognized in results		Effective portion recognized in Other comprehensive income	Ineffective portion recognized in results	Effective portion reclassified from Other comprehensive income to results		Recognized in results

Contracts – Currency risk	–		428	(1)[a]	272	[a]	133
Contracts – Currency risk and interest rate risk	–		–	–	–		–
Contracts – Interest rate risk	32		–	–	3	[b]	1
Contracts – Price risk	–		(177)	(4)[c]	(392)[c]		(47)
	32	[d]	251	(5)	(117)		87 [e]
Impact of hedged items on results	(32)				117		(126)

Note 15	Financial Instruments (continued)

	2015

	Losses (gains) on derivatives designated as fair value hedges	Losses (gains) on derivatives designated as cash flow hedges			Losses (gains) on derivatives not designated as hedges
	Recognized in results	Effective portion recognized in Other comprehensive income	Ineffective portion recognized in results	Effective portion reclassified from Other comprehensive income to results	Recognized in results

Contracts – Currency risk	–	(1,637)	2 [a]	(1,273)[a]	(584)
Contracts – Currency risk and interest rate risk	(14)	–	–	–	–
Contracts – Interest rate risk	(57)	(1)	–	3 [b]	7
Contracts – Price risk	–	(377)	(3)[c]	(325)[c]	(40)
	(71)[d]	(2,015)	(1)	(1,595)	(617)[e]
Impact of hedged items on results	73			1,595	607

a)	In 2017, $(70) million was recognized in Revenue ($13 million in 2016 and $106 million in 2015), and $512 million in Financial expenses [$258 million in 2016 and $(1,377) million in 2015].

b)	In 2017, 2016 and 2015, $3 million was recognized in Financial expenses.

c)	In 2017, $(63) million was recognized in Revenue [$(396) million in 2016 and $(328) million in 2015].

d)	This amount, including the ineffective portion of $4 million in 2017 (nil in 2016 and $2 million in 2015), was recognized in Financial expenses.

e)	These instruments are essentially related to integrated risk management transactions. The impact of these instruments on results is recognized in the line item affected by the managed risk. Therefore, in 2017, $(36) million was recognized in Revenue [$(49) million in 2016 and $4 million in 2015], $(14) million in Electricity and fuel purchases [$(16) million in 2016 and $(20) million in 2015] and $26 million in Financial expenses [$152 million in 2016 and $(601) million in 2015].

In 2017 and 2016, Hydro-Québec did not reclassify any amounts from Accumulated other comprehensive income to results after having discontinued cash flow hedges (net gain of $3 million in 2015).

As at December 31, 2017, Hydro-Québec estimated the net amount of losses presented in Accumulated other comprehensive income that would be reclassified to results in the next 12 months to be $203 million (net gain of $17 million and $103 million, respectively, as at December 31, 2016 and 2015).

As at December 31, 2017 and 2016, the maximum period during which Hydro-Québec hedged its exposure to the variability of cash flows related to anticipated transactions was two years (three years in 2015).

FAIR VALUE OF OTHER FINANCIAL INSTRUMENTS

Fair value measurements for other financial instruments are Level 2 measurements. Fair value is obtained by discounting future cash flows, based on rates observed on the balance sheet date for similar instruments traded on capital markets.

The fair value of cash equivalents, receivables – accounts receivable, other receivables and financial liabilities approximates their carrying amount because of the short-term nature of these financial instruments, except in the case of the items presented in the table below:

	2017		2016

	Carrying amount	Fair value	Carrying amount	Fair value

Long-term debt[a]	45,008	61,271	45,616	60,931
Perpetual debt	251	204	293	217

a)	Including the current portion.

Note 16	Equity

SHARE CAPITAL

The authorized share capital consists of 50,000,000 shares with a par value of $100 each, of which 43,741,090 shares were issued and paid up as at December 31, 2017 and 2016.

RETAINED EARNINGS

Under the Hydro-Québec Act, the dividends to be paid by Hydro-Québec are declared once a year by the Québec government, which also determines the terms and conditions of payment. For a given year, the dividend cannot exceed the distributable surplus, equal to 75% of net income. This calculation is based on the consolidated financial statements. However, in respect of a given year, no dividend may be declared in an amount that would have the effect of reducing the capitalization rate to less than 25% at the end of the year. All or a portion of the distributable surplus that has not been subject to a dividend declaration may no longer be distributed to the shareholder as a dividend.

For 2017, the dividend is $2,135 million ($2,146 million for 2016 and $2,360 million for 2015).

ACCUMULATED OTHER COMPREHENSIVE INCOME

			2017

	Cash flow hedges	Employee future benefits	Translation differences	Accumulated other comprehensive income

Balance, beginning of year	(135)	(1,799)	3	(1,931)

Other comprehensive income before reclassifications	(644)	(485)	(2)	(1,131)
Amounts reclassified to results	373	98	–	471

Other comprehensive income	(271)	(387)[a]	(2)	(660)

Balance, end of year	(406)	(2,186)	1	(2,591)

			2016
	Cash flow hedges	Employee future benefits	Translation differences	Accumulated other comprehensive income

Balance, beginning of year	233	(1,678)	–	(1,445)

Other comprehensive income before reclassifications	(251)	(234)	3	(482)
Amounts reclassified to results	(117)	113	–	(4)

Other comprehensive income	(368)	(121)[a]	3	(486)

Balance, end of year	(135)	(1,799)	3	(1,931)

			2015
	Cash flow hedges	Employee future benefits	Translation differences	Accumulated other comprehensive income

Balance, beginning of year	(187)	(1,985)	–	(2,172)

Other comprehensive income before reclassifications	2,015	64	–	2,079
Amounts reclassified to results	(1,595)	243	–	(1,352)

Other comprehensive income	420	307 [a]	–	727

Balance, end of year	233	(1,678)	–	(1,445)

a)	Other comprehensive income includes the change in the employee future benefit regulatory asset, which totaled $545 million in 2017 [$245 million in 2016 and $(385) million in 2015].

Note 17	Supplementary Cash Flow Information

	2017	2016	2015

Change in non-cash working capital items
Accounts receivable and other receivables	(461)	182	(14)
Materials, fuel and supplies	(9)	(6)	(13)
Accounts payable and accrued liabilities	271	(96)	(35)
Accrued interest	(40)	(59)	(36)
	(239)	21	(98)

Investing activities not affecting cash
Increase in property, plant and equipment	77	173	91

Interest paid	2,084	2,112	2,178

Note 18	Employee Future Benefits

The Pension Plan is a fully funded contributory plan that ensures pension benefits based on the number of years of service and an average of the best five years of earnings. These benefits are indexed annually based on a rate which is the greater of the inflation rate, up to a maximum of 2%, and the inflation rate less 3%.

The other post-retirement benefits are provided by group life, medical and hospitalization insurance plans, which are contributory plans with contributions adjusted annually.

Post-employment benefits are under non-contributory salary insurance plans, which pay short- and long-term disability benefits. Most of these plans are not funded, with the exception of the long-term disability plan, which is fully funded, and the supplementary group life insurance plan, which is partially funded.

All Hydro-Québec’s plans are defined benefit plans. The projected benefit obligations of these plans, valued by independent actuaries, and their assets, at fair value, are valued as at December 31 of each year. The most recent actuarial valuation of the Pension Plan for funding purposes was as at December 31, 2016, at which date the plan was funded at 129.1%. The next valuation must be as at December 31, 2017.

CHANGES IN PROJECTED BENEFIT OBLIGATIONS AND IN PLAN ASSETS, AT FAIR VALUE

	Pension Plan		Other plans

	2017	2016	2017	2016

Projected benefit obligations
Balance, beginning of year	24,003	23,126	1,471	1,420
Current service cost	430	424	44	45
Employee contributions	179	163	–	–
Benefit payments and refunds	(999)	(970)	(72)	(67)
Interest on obligations	792	766	49	48
Actuarial loss	1,995	494	90	25

Balance, end of year	26,400	24,003	1,582	1,471

Plan assets, at fair value
Balance, beginning of year	22,935	22,243	83	72
Actual return on plan assets[a]	2,316	1,195	–	5
Employee contributions	179	163	–	–
Contributions by Hydro-Québec	275	304	18	18
Benefit payments and refunds	(999)	(970)	(13)	(12)

Balance, end of year	24,706	22,935	88	83

Funded status – Plan deficits	1,694	1,068	1,494	1,388

Presented as:
Accounts payable and accrued liabilities	–	–	61	61
Other liabilities	1,694	1,068	1,433	1,327

a)	Administrative and management expenses billed to the Pension Plan by Hydro-Québec amounted to $16 million in 2017 ($15 million in 2016).

As at December 31, 2017, accumulated benefit obligations under the Pension Plan totaled $24,706 million ($22,531 million as at December 31, 2016). Unlike projected benefit obligations, accumulated benefit obligations do not take into account the salary escalation rate assumption.

Note 18	Employee Future Benefits (continued)

PENSION PLAN ASSETS

Investments and their associated risks are managed in accordance with the Hydro-Québec Pension Fund Investment Management Policy (the “Investment Policy”), which is approved every year by the Board of Directors. These risks include market risk, credit risk and liquidity risk. The Investment Policy provides for diversification of benchmark portfolio securities in order to maximize the expected return within an acceptable risk interval that takes into account the volatility of the Pension Plan’s surplus or deficit. Additional frameworks define the approval process for each type of transaction and establish rules governing the active management of the different portfolios as well as credit risk management. Compliance with the Investment Policy and the additional frameworks is monitored on a regular basis. The Investment Policy allows the use of derivative instruments such as forward contracts, options and swaps.

The target allocation of Pension Plan investments, as established by the Investment Policy in effect as at December 31, 2017, was as follows:

%	Target allocation
Fixed-income securities	35
Equities	50
Alternative investments[a]	15
100

a)	Alternative investments include real estate investments, private equity investments and commercial mortgages.

The fair value of Pension Plan investments as at December 31, according to the fair value hierarchy and based on the type of securities, was as follows:

	2017					2016
	Level 1	Level 2	Level 3	Total		Level 1	Level 2	Level 3	Total
Short-term investments[a]	–	343	–	343		–	234	–	234
Bonds[a,b]	1,076	7,277	–	8,353		1,038	7,671	–	8,709
Listed shares	10,553	–	–	10,553		9,129	–	–	9,129
Real estate investments[a,c]	233	68	2,856	3,157		183	72	2,703	2,958
Private equity investments[d]	–	–	573	573		–	–	360	360
Hedge funds[e]	392	981	–	1,373		445	976	–	1,421
Derivatives[f]	(7)	22	–	15		(12)	(17)	–	(29)
	12,247	8,691	3,429	24,367		10,783	8,936	3,063	22,782
Other[g]				245					182
				24,612	[h]				22,964	[h]

a)	The fair value of Level 2 short-term investments, bonds and real estate investments is essentially measured by discounting net future cash flows, based on the current market rate of return.
b)	Pension Plan assets include securities issued by Hydro-Québec, as well as by the Québec government and some of its agencies, for a total of $846 million ($1,142 million in 2016).
c)	The fair value of Level 3 real estate investments is measured by independent appraisers. The main method used to determine the fair value of these investments is discounting future cash flows. This method is based on observable and unobservable inputs, in particular the discount rate and future cash flows.
d)	The fair value of private equity investments is measured by various techniques including future cash flow discounting or using data such as earnings multiples or the price of recent comparable transactions.
e)	Hedge funds are measured at the values provided by the fund managers, which are determined on the basis of the fair value of the underlying investments or of the net asset value.
f)	Level 2 derivatives are measured using the market closing prices of the underlying products or by discounting net future cash flows.
g)	“Other” includes cash, as well as interest and dividends receivable.
h)	The fair value of investments does not take into account the net amount of payables and receivables, which is a receivable of $94 million (payable of $29 million in 2016).

Note 18	Employee Future Benefits (continued)

A reconciliation of the opening and closing balances of Level 3 investments is presented in the table below:

			2017			2016

	Real estate investments	Private equity investments	Total	Real estate investments	Private equity investments	Total

Balance, beginning of year	2,703	360	3,063	2,474	234	2,708
Acquisitions and disposals	74	152	226	208	112	320
Realized net gains	6	2	8	6	3	9
Unrealized net gains	73	59	132	15	11	26
	153	213	366	229	126	355

Balance, end of year	2,856	573	3,429	2,703	360	3,063

In 2017 and 2016, there was no reclassification between Level 3 and Levels 1 and 2.

OTHER PLAN ASSETS

Other plan assets as at December 31, 2017, were composed of bonds issued by Hydro-Québec for a total of $83 million ($70 million as at December 31, 2016), as well as cash amounting to $5 million ($13 million as at December 31, 2016). Bonds are classified at Level 2 in the fair value hierarchy.

PLAN COSTS

NET COST COMPONENTS RECOGNIZED FOR THE YEAR

	Pension Plan			Other plans
	2017	2016	2015	2017	2016	2015
Operational expenditure

Current service cost	430	424	441	44	45	44
Other components of employee future benefit cost
Interest on obligations	792	766	880	49	48	53
Expected return on plan assets	(1,422)	(1,337)	(1,302)	(3)	(3)	(3)
Amortization of net actuarial loss	222	247	291	26	26	25
Amortization of past service costs (credits)	11	16	29	(5)	(5)	(1)
Actuarial loss (gain) on long-term disability plan	–	–	–	8	9	(4)
	(397)	(308)	(102)	75	75	70

Net cost recognized for the year	33	116	339	119	120	114

Note 18	Employee Future Benefits (continued)

COMPONENTS OF OTHER COMPREHENSIVE INCOME FOR THE YEAR

	Pension Plan			Other plans
	2017	2016	2015	2017	2016	2015
Actuarial loss (gain)	1,101	636	(408)	85	14	48
Past service costs	–	–	–	–	–	12
Amortization of net actuarial loss	(222)	(247)	(291)	(26)	(26)	(25)
Amortization of past service (costs) credits	(11)	(16)	(29)	5	5	1
Total decrease (increase) in Other comprehensive income	868	373	(728)	64	(7)	36
Less Increase (decrease) in the employee future benefit regulatory asset	509	249	(397)	36	(4)	12
Net decrease (increase) in Other comprehensive income	359	124	(331)	28	(3)	24

COMPONENTS OF ACCUMULATED OTHER COMPREHENSIVE INCOME

	Pension Plan			Other plans
	2017	2016	2015	2017	2016	2015
Unamortized net actuarial loss	5,378	4,499	4,110	468	409	421
Unamortized past service costs (credits)	32	43	59	(25)	(30)	(35)
Aggregate of amounts recognized in Accumulated other comprehensive income	5,410	4,542	4,169	443	379	386
Less Employee future benefit regulatory asset	3,388	2,879	2,630	279	243	247
Net amount recognized in Accumulated other comprehensive income	2,022	1,663	1,539	164	136	139

For 2018, the amortization of the net actuarial loss and the past service costs (credits) in the net cost recognized for the year should amount to $275 million and $7 million, respectively, for the Pension Plan, and to $30 million and $(4) million, respectively, for the Other plans.

Note 18	Employee Future Benefits (continued)

SIGNIFICANT ACTUARIAL ASSUMPTIONS

The following actuarial assumptions, used to determine the projected benefit obligations and net cost recognized for the plans, result from a weighted average:

	Pension Plan			Other plans

	2017	2016	2015	2017	2016	2015
Projected benefit obligations
Rate at end of year (%)
Discount rate – Projected benefits	3.42	3.83	3.89	3.43	3.84	3.89
Salary escalation rate[a]	3.10	3.14	3.21	–	–	–
Net cost recognized
Rate at end of prior year (%)
Discount rate – Current service cost	3.94	4.00	3.98	3.89	4.00	3.98
Discount rate – Interest on obligations	3.33	3.34	3.98	3.39	3.41	3.98
Expected long-term rate of return on plan assets[b]	6.50	6.50	6.75	3.37	3.95	3.33
Salary escalation rate[a]	3.14	3.21	3.23	–	–	–
Active employees’ average remaining years of service	13	13	13	12	12	12

a)	This rate takes salary increases into account as well as promotion opportunities while in service.
b)	The expected long-term rate of return on the Pension Plan assets is the average of the expected long-term return on the various asset classes, weighted according to their respective target weightings, plus a rebalancing, diversification and active management premium, net of expected management and administrative fees.

As at December 31, 2017, health care costs were based on an annual growth rate of 4.50% for 2018. According to the assumption used, this rate will increase on a linear basis to reach 6.50% in 2021 and subsequently decrease to a final rate of 4.50% in 2036. A change of 1% in this annual growth rate would have had the following impact in 2017 and 2016:

	1% increase		1% decrease

	2017	2016	2017	2016
Impact on current service cost and interest cost on projected benefit obligations for the year	5	9	(3)	(8)
Impact on projected benefit obligations at end of year	121	99	(94)	(78)

BENEFITS TO BE PAID IN NEXT 10 YEARS

	Pension Plan	Other plans
2018	1,042	68
2019	1,090	70
2020	1,138	72
2021	1,186	75
2022	1,245	77
2023–2027	7,109	426

In 2018, Hydro-Québec expects to make contributions of $270 million and $18 million, respectively, to the Pension Plan and the Other plans.

Note 19	Commitments and Contingencies

COMMITMENTS

Electricity purchases

On May 12, 1969, Hydro-Québec signed a contract with CF(L)Co whereby Hydro-Québec undertook to purchase substantially all the output from Churchill Falls generating station, which has a rated capacity of 5,428 MW. In 2016, this contract was automatically renewed for a further 25 years in accordance with the contract provisions. On June 18, 1999, Hydro-Québec and CF(L)Co entered into a contract to guarantee the availability of 682 MW of additional power until 2041 for the November 1 to March 31 winter period.

As at December 31, 2017, Hydro-Québec was also committed under contracts to purchase electricity from other power producers. Based on the renewal clauses, the terms of these contracts extend through 2052. Hydro-Québec had also undertaken to purchase power transmission rights.

On the basis of all these commitments, Hydro-Québec expects to make the following payments over the coming years:

2018	1,841
2019	1,888
2020	1,920
2021	1,955
2022	2,104
2023 and thereafter	28,454

Investments

As part of its development projects and activities aimed at maintaining or improving the quality of its assets, Hydro-Québec plans to invest approximately $3.6 billion in property, plant and equipment and intangible assets per year in Québec over the 2018–2022 period.

CONTINGENCIES

Guarantees

In accordance with the terms and conditions of certain debt securities issued outside Canada, Hydro-Québec has undertaken to increase the amount of interest paid to non-residents in the event of changes to Canadian tax legislation governing the taxation of non-residents’ income. Hydro-Québec cannot estimate the maximum amount it might have to pay under such circumstances. Should an amount become payable, Hydro-Québec has the option of redeeming most of the securities in question. As at December 31, 2017, the amortized cost of the long-term debts concerned was $3,289 million.

Litigation

In the normal course of its development and operating activities, Hydro-Québec is sometimes party to claims and legal proceedings. Management is of the opinion that an adequate provision has been made for these legal actions. Consequently, it does not foresee any significant adverse effect of such contingent liabilities on Hydro-Québec’s consolidated operating results or financial position.

Among other ongoing actions, some Indigenous communities have instituted proceedings against the governments of Canada and Québec, as well as against Hydro-Québec, based on demands concerning their ancestral rights. In particular, the Innus of Uashat mak Mani-Utenam are demanding $1.5 billion in damages resulting from various operations carried out on land they claim as their own. Hydro-Québec is challenging the legitimacy of these claims.

As well, in November 2006 the Innus of Pessamit reactivated an action brought in 1998, aimed at obtaining, among other things, the recognition of ancestral rights related to Québec lands on which certain hydroelectric generating facilities of the Manic–Outardes complex are located. This community is claiming $500 million. Hydro-Québec is challenging the legitimacy of this claim. In 2015, the Superior Court granted a motion in which the Innus of Pessamit requested a stay of proceedings. In November 2017, the parties agreed on a new timetable for the resumption of proceedings, whereby the Innus of Pessamit have been granted a period of 18 months to have expert assessments prepared which they intend to file. A case management conference will then be convened.

Note 20	Segmented Information

Hydro-Québec carries on its activities in the four reportable business segments defined below. The non-reportable business segments and other activities are grouped together under Corporate and Other Activities for reporting purposes.

Generation: Hydro-Québec Production operates and develops Hydro-Québec’s generating facilities. It provides Hydro-Québec Distribution with an annual base volume of up to 165 TWh of heritage pool electricity, and can participate in that division’s calls for tenders in a context of free market competition. In addition, it sells electricity and engages in arbitrage transactions on external markets.

Transmission: Hydro-Québec TransÉnergie operates and develops Hydro-Québec’s power transmission system. It markets system capacity and manages power flows throughout Québec.

Distribution: Hydro-Québec Distribution operates and develops Hydro-Québec’s distribution system and ensures the supply of electricity to the Québec market. It also engages in activities related to selling electricity in Québec, delivering customer services and promoting energy efficiency.

Construction: Hydro-Québec Innovation, équipement et services partagés and Société d’énergie de la Baie James (SEBJ) design, build and refurbish generating and transmission facilities, mainly for Hydro-Québec Production and Hydro-Québec TransÉnergie. Hydro-Québec Innovation, équipement et services partagés is responsible for projects throughout Québec, except in the territory governed by the James Bay and Northern Québec Agreement (JBNQA). SEBJ builds generating facilities in the territory governed by the JBNQA (north of the 49th parallel) and may also carry out certain projects elsewhere in Québec or outside the province.

Corporate and Other Activities: The corporate units help the business segments carry out their operations.

The amounts presented for each segment are based on the financial information used to prepare the consolidated financial statements. The accounting policies used to calculate these amounts are as described in Note 1, Significant Accounting Policies, and Note 3, Regulation.

Intersegment transactions related to electricity sales are recorded based on the supply and transmission rates provided for by the Act Respecting the Régie de l’énergie. The Act sets a supply rate for an annual base volume of up to 165 TWh of heritage pool electricity for the Québec market.

Intersegment products and services are measured at full cost, which includes all costs directly associated with product or service delivery.

Most of Hydro-Québec’s revenue is from Québec, and substantially all its property, plant and equipment are related to its Québec operations. In 2017, revenue from outside Québec amounted to $1,773 million, with $1,368 million originating from the United States ($1,771 million and $1,405 million, respectively, in 2016 and $1,825 million and $1,394 million, respectively, in 2015).

Note 20	Segmented Information (continued)

The following tables present information related to results, assets and investing activities by segment:

							2017
	Generation	Transmission	Distribution	Construction	Corporate and Other Activities	Intersegment eliminations and adjustments	Total
Revenue
External customers	1,790	10	11,621	1	46	–	13,468
Intersegment customers	4,726	3,297	80	2,479	1,711	(12,293)	–
Depreciation and amortization	805	998	752	4	127	–	2,686
Financial expenses	1,173	863	450	–	32	(5)	2,513
Net income	1,948	554	333	–	11	–	2,846
Total assets	32,944	22,494	13,639	39	6,768	(154)	75,730
Investments in property, plant and equipment and intangible assets affecting cash	963	1,971	650	13	157	–	3,754

							2016
	Generation	Transmission	Distribution	Construction	Corporate and Other Activities	Intersegment eliminations and adjustments	Total
Revenue
External customers	1,766	75	11,434	3	61	–	13,339
Intersegment customers	4,716	3,140	80	2,222	1,758	(11,916)	–
Depreciation and amortization	775	917	779	4	122	–	2,597
Financial expenses	1,205	839	460	–	33	(5)	2,532
Net income	1,870	561	342	1	87	–	2,861
Total assets	32,773	21,476	13,546	59	7,499	(186)	75,167
Investments in property, plant and equipment and intangible assets affecting cash	906	1,757	657	8	132	–	3,460

Note 20	Segmented Information (continued)

							2015
	Generation	Transmission	Distribution	Construction	Corporate and Other Activities	Intersegment eliminations and adjustments	Total
Revenue
External customers	1,833	120	11,752	–	49	–	13,754
Intersegment customers	4,791	3,188	82	2,098	1,665	(11,824)	–
Depreciation and amortization	766	1,033	806	4	104	–	2,713
Financial expenses	1,129	827	471	–	29	(7)	2,449
Net income	2,130	559	364	–	94	–	3,147
Investments in property, plant and equipment and intangible assets affecting cash	957	1,587	756	1	139	–	3,440

Note 21	Comparative Information

Some of the prior year’s data have been reclassified to conform to the presentation adopted in the current year.

SUPPLEMENTARY INFORMATION

(UNAUDITED)

Long-term debt is shown at amortized cost (see “Note 1 to the 2017 Consolidated Financial Statements” under “Financial Instruments – Other receivables and financial liabilities”).

The following table sets forth the non-consolidated and outstanding long-term debt by issue of Hydro-Québec, as of December 31, 2017, expressed in Canadian dollars and in currency units:

LONG-TERM DEBT BY ISSUE

Series	Maturity Date	Issue Date[a]	Interest Rate %	Amortized Cost in Canadian Dollars	Nominal Amount in Canadian Dollars	CUSIP Number or ISIN Code	References[b]

Payable in Canadian Dollars

HG	2019-11-22	1989-11-22	10.000	$100,013,335	$100,000,000	448814 DE 0
II	2020-01-10	1993-07-27	10.250	153,468,049	150,000,000	448814 EF 6
HL	2020-08-15	1990-08-15	11.000	1,100,446,012	1,110,000,000	448814 DG 5
HM	2020-08-15	1990-08-15	–	1,317,912,506	1,729,000,000	448814 DK 6
HX	2021-10-15	1991-10-15	10.500	1,096,341,897	1,100,000,000	448814 DW 0
IC	2022-07-15	1992-07-15	9.625	1,941,046,418	1,950,000,000	448814 DZ 3
IH	2031-02-26	1993-07-27	11.000	219,362,393	190,000,000	448814 EG 4
JG	2031-08-15	1999-01-26	6.000	826,631,198	825,675,000	448814 GY 3
JM	2045-02-15	2006-10-17	5.000	5,082,401,105	5,000,000,000	CA448814 HZ 92
JN	2050-02-15	2009-01-15	5.000	7,849,530,368	7,000,000,000	CA448814 JA 24
JQ	2055-02-15	2014-11-04	4.000	1,702,998,703	1,500,000,000	CA448814 8V 86

Medium-term notes issued under Canadian MTN program

0069	2018-03-02	2017-03-02	0.763	15,000,000	15,000,000	CA44889Z ER 34
0049	2018-08-15	2003-09-04	5.500	149,951,768	150,000,000	CA44889Z DU 71
0064	2018-09-03	2013-09-03	Floating	999,865,353	1,000,000,000	CA44889Z EL 63
0067	2019-03-01	2016-03-01	1.020	16,959,034	16,959,034	CA44889Z EP 77
0057	2019-03-02	2009-03-02	4.678	14,600,000	14,600,000	CA44889Z ED 48
0072	2019-04-29	2017-04-27	–	52,930,308	53,728,000	CA44889Z EU 62
0068	2019-05-25	2016-05-25	1.000	997,673,564	1,000,000,000	CA44889Z EQ 50
0066	2019-12-01	2014-08-28	Floating	1,998,991,278	2,000,000,000	CA44889Z EN 20
0003	2021-08-15	1996-09-27	–	27,348,275	32,000,000	–	1
0060	2022-04-15	2009-10-14	–	53,866,357	65,160,000	CA44889Z EG 78
0070	2024-03-02	2017-03-02	2.032	9,336,000	9,336,000	CA44889Z ES 17
0065	2024-03-07	2014-03-07	3.308	12,000,000	12,000,000	CA44889Z EM 47
0005	2024-11-07	1996-11-07	7.500	25,000,000	25,000,000	CA44889Z DZ 68
0071	2027-03-02	2017-03-02	2.461	15,000,000	15,000,000	CA44889Z ET 99
0061	2027-04-15	2009-10-14	–	40,265,251	65,450,000	CA44889Z EH 51
0017	2029-01-16	1999-02-02	6.500	78,525,294	75,000,000	CA44889Z CK 09
0038	2031-08-15	2001-01-17	6.000	4,131,023	4,325,000	CA44889Z DG 87
0009	2035-01-16	1998-02-03	6.500	707,546,131	686,500,000	CA44889Z BF 23
0011	2035-01-16	1998-02-18	Various	39,384,808	50,000,000	CA44889Z BH 88	2
0016	2035-01-16	1998-07-27	Various	127,732,147	170,000,000	CA44889Z CJ 36	3
0019	2035-02-15	1999-04-30	6.500	4,050,218,170	3,794,000,000	CA44889Z CM 64
0012	2035-07-16	1998-06-05	Various	97,064,339	150,000,000	CA44889Z BJ 45	4
0014	2035-07-16	1998-07-15	–	34,902,932	73,500,000	–	5
0020	2040-02-15	1999-05-14	6.000	4,211,761,129	3,770,500,000	CA44889Z CN 48
0032	2050-02-15	2000-08-01	6.000	47,593,687	50,000,000	CA44889Z DA 18
0033	2060-02-15	2000-11-02	Various	574,061,298	200,000,000	CA44889Z DB 90	6
0037	2060-02-15	2001-01-12	Various	91,622,427	10,000,000	CA44889Z DF 05	7
0039	2060-02-15	2001-01-19	Various	346,267,105	121,000,000	CA44889Z DH 60	8
0040	2060-02-15	2001-01-24	Various	42,458,080	30,000,000	CA44889Z DJ 27	9

Present value of lease obligations for regional offices and service facilities				118,872,027
Others				1,362,079,726

Debt classified by currency of issue				37,753,159,495

Debt classified by currency of repayment[d]				44,895,015,770

Series	Maturity Date	Issue Date[a]	Interest Rate %	Amortized Cost in Canadian Dollars[c]	Nominal Amount in Currency Units		CUSIP Number or ISIN Code	References[b]

Payable in U.S. Dollars

HS	2021-02-01	1991-02-12	9.400	$1,121,892,996	US$	900,000,000	448814 DM 2
HY	2022-01-15	1992-01-30	8.400	1,245,953,969		1,000,000,000	448814 DX 8
IO	2024-07-07	1994-07-07	8.050	1,248,793,710		999,950,000	448814 EJ 8
GF	2026-03-01	1986-03-13	8.875	310,949,983		250,000,000	448814 CP 6	10
GH	2026-04-15	1986-04-30	8.250	310,451,022		250,000,000	448814 CS 0	10
GQ	2027-01-15	1987-01-29	8.250	310,641,319		250,000,000	448814 CT 8
HE	2029-06-15	1989-06-22	8.625	311,320,812		250,000,000	448814 DB 6
HH	2029-12-01	1989-12-07	8.500	621,445,593		500,000,000	448814 DC 4
HK	2030-04-15	1990-04-18	9.375	621,902,798		500,000,000	448814 DF 7
HQ	2030-11-15	1990-11-20	9.500	619,764,499		500,000,000	448814 DL 4

Medium-term notes issued under U.S. MTN program

B-7	2020-12-11	1990-12-10	9.400	12,500,900		10,000,000	44881H AF 1
B-48	2021-12-20	1991-12-19	8.680	62,484,045		50,000,000	44881H BX 1
B-49	2022-02-15	1992-02-24	9.800	64,954,972		50,000,000	44881H BY 9
B-64	2022-05-10	1992-04-30	9.750	25,883,529		20,000,000	44881H CL 6
B-124	2024-11-18	1994-11-18	8.910	31,862,380		25,000,000	44881H ET 7
B-125	2025-03-28	1995-03-28	8.400	70,015,748		55,000,000	44881H EU 4
B-127	2026-01-03	1996-01-03	6.270	62,443,027		50,000,000	44881H EW 0
B-63	2027-04-30	1992-04-30	9.500	26,089,815		20,000,000	44881H CK 8
B-130	2028-07-13	1998-07-13	6.625	62,505,158		50,000,000	44881H EZ 3

Debt classified by currency of issue				7,141,856,275

Debt classified by currency of repayment[d]				–

Total Long-term Debt				$44,895,015,770

a)	If more than one issue date, the date of the first issue is indicated.
b)	Not redeemable unless otherwise specified.
c)	Translated at rates in effect at December 31, 2017 (U.S. Dollar: $1.2520).
d)	Takes into account swaps related to long-term debt (see Notes 12 and 15 to the 2017 Consolidated Financial Statements).

1)	Sold at deep discount maturing semi-annually from February 15, 2011 to August 15, 2021 in equal payments.
2)	From January 16, 2022, fixed coupon amounts of $1.6 million payable semi-annually.
3)	From January 16, 1999 to January 16, 2014, interest coupons of $3 million payable semi-annually. From January 16, 2024 to January 16, 2035, interest coupons of $5.525 million payable semi-annually.
4)	Fixed rate coupon of 6.5% semi-annually commencing on January 16, 2026.
5)	Sold at deep discount maturing semi-annually from January 16, 2025 to July 16, 2035 in various payment amounts.
6)	No interest payment until February 15, 2030 exclusive. Commencing on February 15, 2030, fixed rate coupon of 45% payable semi-annually.
7)	No interest payment until February 15, 2041 exclusive. From February 15, 2041 to February 15, 2045, interest coupons of $50 million payable annually. From February 15, 2046 to February 15, 2050, interest coupons of $35 million payable annually. From February 15, 2051 to February 15, 2055, interest coupons of $20 million payable annually. From February 15, 2056 to February 15, 2059, interest coupons of $10 million payable annually.
8)	No interest payment until February 15, 2040 exclusive. Commencing on February 15, 2040, fixed rate coupon of 100% payable semi-annually.
9)	No interest payment until February 15, 2050 exclusive. From February 15, 2050 to February 15, 2052, interest coupons of $45 million payable annually. From February 15, 2053 to February 15, 2055, interest coupons of $40 million payable annually. From February 15, 2056 to February 15, 2058, interest coupons of $35 million payable annually. On February 15, 2059, interest coupon of $30 million is payable.
10)	Sinking fund debentures. As disclosed, in the 2017 Consolidated Financial Statements, an amount of $126 million was reported under Short-term investments for this purpose and an amount of $605 million was reported under Other assets.